                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement                       [ ] Confidential, For Use of the Commission
[X] Definitive proxy statement                            (as permitted by Rule 14a-6(e)(2))
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

          Windsor Park Properties 3, A California Limited Partnership
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


[ ]  Payment of filing fee (check the appropriate box):
[ ]  No Fee Required. Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies:

                       Units of limited partner interest
------------------------------------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------------------------------------------

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
                                  $10,551,500
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
                                  $10,551,500
----------------------------------------------------------------------------------------------------------------
(5)  Total fee paid:
                                    $2,111
----------------------------------------------------------------------------------------------------------------
[X]  Fee paid previously with preliminary materials:
                                    $2,111
----------------------------------------------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
----------------------------------------------------------------------------------------------------------------
(2)  Form, schedule or  registration statement no.:
----------------------------------------------------------------------------------------------------------------
(3)  Filing party:
----------------------------------------------------------------------------------------------------------------
(4)  Date filed:
----------------------------------------------------------------------------------------------------------------

-------------------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                         CONSENT SOLICITATION STATEMENT


                           Windsor Park Properties 3,
                        A California Limited Partnership
                             6160 South Syracuse Way
                        Greenwood Village, Colorado 80111



           Pursuant to the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), the term of the Partnership expired on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, The Windsor Corporation, the managing general partner of the Partnership (the "Managing General Partner"), and John A. Coseo, Jr., the other general partner of the Partnership (together, with the Managing General Partner, the "General Partners"), are required (i) to develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership or (ii) to take such steps as are necessary to extend the term of the Partnership in order to enable it to continue as a going concern.

           The General Partners have approved, and recommend that the Partnership proceed with, a plan of liquidation (the "Plan of Liquidation"), pursuant to which the Partnership will sell (the "Sales") its four wholly-owned properties and its partial ownership interests in four other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement.

           The Managing General Partner is a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are also the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner, in addition to serving as the managing general partner of the Partnership, also serves as the external investment advisor to N'Tandem.

           The purpose of this Consent Solicitation Statement is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to two proposals described herein (the "Proposals"). The approval of the Proposals by the Limited Partners will enable the Partnership to proceed with the Sales and the Plan of Liquidation.

           Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $38.19 per Unit) will be made to Limited Partners in accordance with the terms of the Partnership Agreement.

           The proposed transactions are subject to material risk factors described herein, including the following:

           o The Sales, and the recommendations and views of the Managing General Partner with respect to the Sales, are subject to potential conflicts of interest more particularly described herein. See "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS-- Conflicts of Interest";

           o Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other terms of the Sales cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations;

           o The General Partners did not retain an independent and disinterested third party to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales;

           o The General Partners have engaged in limited marketing efforts with respect to the sale of the Properties to third parties;

           o The purchase prices for the Properties are based upon appraisals rendered between June 1999 and October 1999 and such appraisals have not been updated. Accordingly, such appraisals may not reflect the current fair market values of the Properties; and

           o The Limited Partners will lose the opportunity to benefit from potential increases in the market values of the Properties.

           Consents to the Proposals are being solicited by the General Partners. The General Partners believe that the Sales and the Plan of Liquidation are fair, from both a financial and a procedural point of view, to the Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners. However, before deciding whether to consent to the Proposals, Limited Partners are urged to consider carefully the basis of the General Partners' recommendation described herein and the conflicts of interest and risk factors present in the Sales and the Plan of Liquidation described herein under "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS" and to consult with their independent legal, financial and tax advisors.

           The close of business on March 15, 2000 has been fixed as the record date for determining Limited Partners entitled to give written consent to the Sales and the Plan of Liquidation. In order to be valid, a consent must be received on or prior to April 28, 2000.

           This Consent Solicitation Statement was first mailed to Limited Partners on or about March 22, 2000.

           LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, TO BE RECEIVED NO LATER THAN APRIL 28, 2000.

          This Consent Solicitation Statement is dated March 22, 2000.

           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNERS. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO SOLICIT SUCH CONSENT SOLICITATION IN SUCH JURISDICTION.

           NONE OF THE SALES, THE PLAN OF LIQUIDATION OR THIS CONSENT SOLICITATION STATEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE SALES OR THE PLAN OF LIQUIDATION OR THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

           The Partnership is subject to informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

           Pursuant to Rule 13e-3 under the Exchange Act, N'Tandem, Chateau and the Partnership have jointly filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Sales and the Plan of Liquidation. This Consent Solicitation Statement does not contain all the information required to be included in the Schedule 13E-3 and the exhibits thereto, certain portions of which are omitted from this Consent Solicitation Statement as permitted by the rules and regulations of the Commission.

           Statements contained herein concerning the provisions of documents are summaries of such documents and, as such, each statement is not necessarily complete and is qualified in its entirety by reference to the copy of the applicable document if attached as an appendix hereto or filed as an exhibit to the Schedule 13E-3.

           All reports from outside parties filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the proposed transactions also will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative thereof who has been so designated in writing.

                               TABLE OF CONTENTS

                                                               Page
                                                               ----

SUMMARY..........................................................1

Purpose of the Consent Solicitation;
           Proposals 1 and 2.....................................1

Background of the Proposed Transactions..........................2

Relationship of the Various Parties
           to the Proposed Transactions..........................4

Summary Risk Factors.............................................5

Valuation of Properties..........................................6

Recommendation of the General Partners...........................6

Fairness Opinion................................................10

Alternatives Considered.........................................10

N'Tandem's and Chateau's Belief as to the
           Fairness of the Proposed Transactions;
           N'Tandem's and Chateau's Reasons for Engaging
           in the Proposed Transactions.........................12

Appraisals......................................................12

Certain Federal Income Tax Considerations.......................13

Consent Procedures; Transactions
           Authorized by Consents...............................13

Record Date; Required Consents..................................14

No Appraisal or Dissenters' Rights..............................14

Historical Distributions........................................14

No Established Trading Market For Units.........................14

SUMMARY HISTORICAL FINANCIAL DATA...............................15

MATERIAL RISK FACTORS AND
           OTHER CONSIDERATIONS.................................16

Conflicts of Interest...........................................16

Purchase Prices Are Not the Result of
           Arm's-Length Negotiations............................16

No Appointment of Independent Representative....................17

The General Partners Have Engaged in
           Limited Marketing Efforts with
           Respect to the Properties............................17

Appraisals May Not Reflect the Current Fair Market
           Values of the Properties.............................17

Loss of Opportunity to Benefit from
           Future Events........................................17

DESCRIPTION OF THE PROPOSED
           TRANSACTIONS.........................................17

Purpose of the Consent Solicitation;
           Proposals 1 and 2....................................17

Background of the Proposed Transactions.........................18

Information Concerning N'Tandem and Chateau.....................22

The Purchase and Sale Agreement.................................22

Solicitation Expenses...........................................24

Estimate of Liquidating Distributions
           Payable to Limited Partners..........................24

Ownership of Properties by
           N'Tandem Following the Sales.........................26

SPECIAL FACTORS.................................................26

Fairness of the Proposed Transactions;
           Recommendation of the General Partners...............26

Fairness Opinion................................................29

Alternatives Considered.........................................34

N'Tandem's and Chateau's Belief as to the Fairness
           of the Proposed Transactions; N'Tandem's
           and Chateau's Reasons for Engaging
           in the Proposed Transactions.........................36

Appraisals......................................................36

Discount for Ownership Interests in Properties..................46

SUMMARY OF SELECTED TERMS
           OF THE PARTNERSHIP
           AGREEMENT............................................46

Net Proceeds from the Sales.....................................46

Allocation of Profit or Loss on the Sales.......................47

Voting Rights of Limited Partners...............................47

Limitation of Liability and Indemnification
           of the General Partners..............................48

THE PARTNERSHIP'S PROPERTIES....................................49

                               TABLE OF CONTENTS


                                                               Page
                                                               ----

Nature of Ownership Interests in Properties.....................49

Description of the Properties; Appraised
           Values and Ownership Interests.......................50

FEDERAL INCOME TAX
           CONSIDERATIONS.......................................51

Overview........................................................51

Taxation on the Sales...........................................52

Liquidation of the Partnership..................................52

Income Tax Rates/Taxation of Gains and Losses...................53

CONSENT PROCEDURES; TRANSACTIONS
           AUTHORIZED BY CONSENTS...............................53

Solicitation of Consents........................................55

Record Date; Required Vote......................................55

No Appraisal or Dissenters' Rights..............................55

Consequences If Consents Are Not Obtained.......................55

FINANCIAL STATEMENTS............................................56

INCORPORATION OF CERTAIN
           DOCUMENTS BY REFERENCE...............................56

APPENDIX A  Fairness Opinion...................................A-1

APPENDIX B  Information Concerning
           Officers and Directors of the Managing
           General Partner, N'Tandem and Chateau...............B-1

APPENDIX   C Financial and Operating Forecasts and
           Projections for the Partnership Prepared
           by the Managing General Partner.....................C-1

                                     SUMMARY

           The following summarizes information contained elsewhere in this Consent Solicitation Statement. While the purpose of this Summary is to discuss and disclose the material aspects of the Sales and the Plan of Liquidation, this Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere herein.

Purpose of the Consent Solicitation; Proposals 1 and 2

           In accordance with the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), the term of the Partnership expired on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, The Windsor Corporation, the managing general partner of the Partnership (the "Managing General Partner"), and John A. Coseo, Jr., the other general partner of the Partnership (together, with the Managing General Partner, the "General Partners"), are required (i) to develop a plan of liquidation for the Partnership and to liquidate and dissolve the Partnership or (ii) to take such steps as are necessary to extend the term of the Partnership in order to enable it to continue as a going concern.

           The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to the two proposals described herein (the "Proposals"). Upon approval of both of the Proposals by the Limited Partners, the General Partners will proceed with a plan of liquidation that has been adopted by the General Partners (the "Plan of Liquidation") pursuant to which the Partnership will sell (the "Sales") to N'Tandem Trust, a California business trust ("N'Tandem"), its four wholly-owned properties and its partial ownership interests in four other properties (the "Ownership Interests" and, together with the four wholly-owned properties, the "Properties"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement. The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership (the "Purchase and Sale Agreement"). Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $38.19 per Unit) will be made to Limited Partners in accordance with the terms of the Partnership Agreement.

           Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. The first Proposal is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement ("Proposal 1"). The second Proposal is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales ("Proposal 2").

           If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.

           The Managing General Partner is a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional manufactured home communities containing a full complement of amenities, including clubhouses, pools, tennis and basketball courts, shuffleboard, playgrounds, curbed streets, landscaping and off-street parking, and consisting primarily of multi-section sites. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in the Big Country Estates and Harmony Ranch Properties and will hold a 65% ownership interest in the Apache East and Denali Park Estates Properties.

Background of the Proposed Transactions

           In September 1997, Chateau purchased 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash (the "Windsor Acquisition").

           Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of the Partnership and the other four limited partnerships managed by the General Partners (collectively, the "Windsor Limited Partnerships"). In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships, including the Partnership. As a result of their analysis, the General Partners determined to begin selectively marketing for sale several of the properties and partial ownership interests held by the Windsor Limited Partnerships.

           As part of its analysis of the Partnership following the Windsor Acquisition, the General Partners ordered appraisals for the five properties which were wholly-owned by the Partnership and the four manufactured home communities in which the Partnership held Ownership Interests. The General Partners received these appraisals in late 1997 and early 1998 and, after reviewing the appraisals, developed a plan for the marketing for sale of certain of the Properties held by the Partnership.

           Beginning in the first quarter of 1998, the General Partners began to market for sale the Ponderosa Property, the Shady Hills Property, the Little Eagle Property and the Harmony Ranch Property (in which the Partnership owns a 25% Ownership Interest) to third parties. As a result of such efforts, the General Partners closed on the sale of the Little Eagle Property for $875,000 in April 1999. The General Partners were unable to successfully market and sell any of the other Properties. While the General Partners did solicit and receive offers for the other Properties, such offers proposed sales prices which were below the appraised values for such Properties set forth in the 1997 appraisals.

           Upon completion of their marketing efforts with respect to the Partnership's Properties, the General Partners began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investment. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem (the "Proposed Consolidation"). In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained Whitcomb Real Estate

(the "Appraiser") to render the appraisals (the "Appraisals"), which updated the 1997 appraisals, with respect to the Partnership's Properties and (ii) engaged Legg Mason Wood Walker Incorporated ("Legg Mason") to act as financial advisor to the Partnership and the other Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

           In September 1999, the General Partners concluded that the best course of action for the Partnership and its Limited Partners would be for the Partnership to sell its remaining Properties to N'Tandem. The General Partners decided not to attempt to market or remarket, as the case may be, the Partnership's remaining Properties for sale to parties other than N'Tandem based, in part, on their belief that (i) the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full appraised values set forth in the Appraisals for such Properties (the "Appraised Values"), would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General Partner's previous marketing efforts of certain of the Properties and (ii) very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of N'Tandem, and that N'Tandem owns all of the other partial ownership interests in two of the underlying properties and a 25% partial ownership interest in each of the other two underlying properties.

           In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On November 15, 1999, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view. On March 1, 2000, Legg Mason reconfirmed its earlier opinion by delivering an oral and written fairness opinion (the "Fairness Opinion"), which amended and supplanted such earlier opinion.

Relationship of the Various Parties to the Proposed Transactions

           The relationships of the various parties to the proposed transactions are set forth in the diagram below and described elsewhere in this Consent Solicitation Statement under "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS -- Conflicts of Interest."







                           [FLOW CHART APPEARS HERE]

Summary Risk Factors

           The Sales involve material risks, conflicts of interest and other considerations which are discussed elsewhere in this Consent Solicitation Statement. They include the following:

           Conflicts of Interest. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and Chateau's Chief Executive Officer and President are the sole Directors of the Managing General Partner.

           The Managing General Partner is also the external investment advisor of N'Tandem. In connection with the Sales, pursuant to the advisory agreement between such parties (the "Advisory Agreement"), the Managing General Partner will receive an aggregate acquisition fee of $316,500 from N'Tandem equal to 3% of the total purchase price paid by N'Tandem for the Properties. In addition, the Sales will result in an increase in the annual and other fees and compensation payable to the Managing General Partner under the Advisory Agreement. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner are subject to potential conflicts of interest.

           Purchase Prices Are Not the Result of Arm's-Length Negotiations. Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other terms of the Sales cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations.

           No Appointment of Independent Representative. The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales. If such a representative had been appointed, the purchase prices for the Properties and the other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

           The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties. The General Partners have engaged in limited marketing efforts with respect to the Properties, with only four of the nine manufactured home communities held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

           Appraisals May Not Reflect the Current Fair Market Values of the Properties. The Appraisals were rendered between June 1999 and October 1999. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

           Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales, Limited Partners will also be forgoing current benefits of ownership of the Properties, such as continuing distributions.

Valuation of Properties

           The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of September 30, 1999, and the value of the Properties after deducting attributable debt and applicable discount:

                                                                                                          Debt
                                     Affiliate                  Value, Based on      Discount on      Attributable
                       Percentage   Percentage     Date        Appraised Value,       Ownership          as of
   Name of Property     Ownership  Ownership(1)     Acquired    Before Debt(2)      Interest(2)(3)     9/30/99(2)     Net Value(2)
   ----------------     ---------  ------------     --------    --------------      --------------     ----------     ------------
 Ponderosa
   Indianapolis, IN        100%         --            3/1986       $  2,200,000          --              $ 400,000      $1,800,000
 The Pines
   Charleston, SC          100%         --            8/1986       $    700,000          --                --           $  700,000
 Shady Hills
   Ladson, TN              100%         --            9/1986       $  2,400,000          --                --           $2,400,000
 Trailmont
   Nashville, TN           100%         --            1/1996       $  2,300,000          --              $1,170,400     $1,129,600
 Big Country Estates
   Cheyenne, WY             40%       60%(4)         12/1986       $  1,124,000         $ 112,400          --           $1,011,600
 Apache East
   Apache Junction, AZ      29%       71%(5)          2/1997       $    576,900(6)      $  57,700        $ 316,600      $  202,600
 Denali Park Estates
   Apache Junction, AZ      29%       71%(5)          2/1997       $  1,003,600(6)      $ 100,400        $ 550,900      $  352,300
 Harmony Ranch
   Thonotosassa, FL         25%       75%(7)         12/1986       $    575,000         $  57,500        $ 300,000      $  217,500
                                                                   ------------         ---------        ---------    ------------
        Total                                                      $ 10,879,500         $ 328,000        $2,737,900     $7,813,600
                                                                   ============         =========        ==========   ============


------------------------------

(1) Represents the ownership percentage held by affiliates of the Managing General Partner, other than the Partnership, in properties underlying the Ownership Interests.
(2) With respect to the four Ownership Interests, such amount represents the Partnership's allocable share based upon its ownership percentage in the underlying property.
(3) With respect to the four Ownership Interests, N'Tandem is applying a 10% discount for the fact that the Partnership only owns a minority interest in the underlying property. In a similar transaction which was completed in June 1999 involving N'Tandem and the General Partners, no discount was applied to the purchase price paid for any of the properties acquired by N'Tandem in that transaction. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS -- Discount for Ownership Interests in Properties."
(4) The 60% interest in this Property is held by N'Tandem as tenant in common with the Partnership.
(5) Each of these Properties is owned by Windsor Park 345, An Arizona Limited Partnership ("Windsor Park 345"). The Partnership is a 29% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor Park Properties 5, A California Limited Partnership ("Windsor 5"), and Windsor Park Properties 7, A California Limited Partnership ("Windsor 7"), and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem, Windsor 5 and Windsor 7 have a 36%, 9% and 26% limited partner interest, respectively, in Windsor Park 345.
(6) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate Appraised Value of both Properties was $5,450,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.
(7) The 75% interest in this Property is held by N'Tandem as tenant in common with the Partnership.

Recommendation of the General Partners

           The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the original objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

           In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

               o N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe that the discount being applied in connection with the Sales is substantially less than the 25% discount that, in the opinion of the Appraiser, would have been applied had the Ownership Interests been sold to a third-party purchaser. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

               o As an additional amount distributable to Limited Partners, an aggregate of approximately $213,200, less attorney's fees and expenses, shall be paid to Limited Partners in connection with the proposed settlement of an existing class action and derivative lawsuit. As a result, if the proposed settlement is approved, the General Partners estimate that those Limited Partners who do not elect to exclude themselves from the class will receive, after payment of estimated attorney's fees and expenses to plaintiffs' counsel, an additional amount of approximately $.76 per Unit. This additional amount per Unit distributable to Limited Partners has been included in the estimated $38.19 to be paid to Limited Partners upon final liquidation of the Partnership. See "DESCRIPTION OF THE PROPOSED TRANSACTIONS -- Background of the Proposed Transactions" and "-- Estimate of Liquidating Distributions Payable to Limited Partners";

               o The aggregate consideration of approximately $8,026,800 (which includes the amount payable in settlement of the lawsuit) being paid in connection with the proposed transactions exceeds the net book value of the Partnership's assets of $2,823,800 as of September 30, 1999 by $5,203,000;

               o Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

               o Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

               o The estimated net liquidating proceeds payable in connection with the Sales ($38.19 per Unit) are substantially higher than (i) the $19.30 per Unit offered to Limited Partners on January 13, 2000 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 104, LLC, (ii) the $19.30 per Unit offered to Limited Partners on September 28, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 109, LLC, (iii) the $24.00 per Unit offered to Limited Partners on

                    March 16, 1999 in connection with a tender offer for up to 4.8% of the Partnership's outstanding Units made by Everest Investors 8, LLC and (iv) the weighted average trading price of $26.38 per Unit in the secondary markets, as reported by The Partnership Spectrum, for the period of May 1, 1999 through December 31, 1999;

               o The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership estimated to be between $317,000 and $633,000 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties); and

               o Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership for the Properties is fair, from a financial point of view, to the Limited Partners. The General Partners have adopted, in its entirety, the Fairness Opinion, including its underlying analysis, prepared by Legg Mason as part of their analysis of the Sales and Plan of Liquidation. The General Partners did not undertake to perform their own analysis with respect to the matters considered by the Fairness Opinion. For a discussion of the Fairness Opinion, see -- "Fairness Opinion."

           In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

               o The purchase prices for the Properties are based upon independent Appraisals rendered between June 1999 and October 1999 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

               o With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and Windsor 5 and Windsor 7, two affiliated limited partnerships, as its other limited partners, or N'Tandem, which together with the Managing General Partner is under common control of Chateau;

               o With respect to the discount being applied by N'Tandem to the Ownership Interests held by the Partnership, no discount was applied to the purchase price paid for any of the properties acquired by N'Tandem in a similar transaction which was completed in June 1999 involving N'Tandem and the General Partners;

               o It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

               o It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties such as continuing distributions.

           The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the

General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

           The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

               o The Properties have been independently appraised by the Appraiser;

               o In assessing the discount being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate for a minority interest in real estate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

               o The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units; and

               o The Managing General Partner in connection with the Sales retained Legg Mason to render its Fairness Opinion.

           In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

               o The Sales were negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $316,500 that are being paid by N'Tandem), and were not the result of arm's-length negotiations and bargaining between independent parties. Accordingly, the Sales may be subject to potential conflicts of interest;

               o Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

               o No independent representatives or disinterested third party was appointed or retained to negotiate the terms of the Sales on behalf of the Partnership or the unaffiliated Limited Partners or to otherwise represent the interests of the unaffiliated Limited Partners in connection with the Sales;

               o The Appraisals were rendered between June 1999 and October 1999 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

               o The General Partners have engaged in limited marketing efforts on behalf of the Partnership with respect to the Properties, with only four of the nine manufactured home communities held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. The General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation.

           The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) although no independent or disinterested third party was appointed to represent the Limited Partners in connection with, or to negotiate the terms of, the Sales, the Managing General Partner did retain Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iii) even though the Appraisals were rendered between June 1999 and October 1999, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (iv) the General Partner's belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

           On November 15, 1999, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner to the effect that, as of such date, the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties is fair, from a financial point of view, to the Limited Partners. On March 1, 2000, Legg Mason reconfirmed its earlier opinion by delivering the Fairness Opinion, which amended and supplanted such earlier opinion. In rendering the Fairness Opinion, Legg Mason conducted (i) a liquidation analysis assuming that the Properties were sold to third-party purchasers, (ii) a comparable company analysis to establish an implied equity value for the Units and (iii) a continuation analysis assuming that the Partnership extended its stated term and the Properties continued to be held by the Partnership until December 31, 2004. The Fairness Opinion addresses only the fairness, from a financial point of view, of the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties and does not account for or factor into its analysis the additional consideration distributable to Limited Partners in connection with the proposed settlement of an existing class action and derivative lawsuit. See "DESCRIPTION OF THE PROPOSED TRANSACTIONS -- Background of the Proposed Transactions" and " -- Estimate of Liquidating Distributions Payable to Limited Partners." The Fairness Opinion, which is set forth in Appendix A to this Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

Alternatives Considered

           In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified and considered the following alternative courses of action for the Partnership:

           Continuation of the Partnership. The General Partners did not consider extending the stated term of the Partnership for a second time, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason this option was not considered was that the Managing General Partner believes that Limited Partners desire to achieve the near-term liquidation of their investment in the Partnership. This belief is based on unsolicited inquiries received from time to time by the Managing General Partner from Limited Partners regarding the status of their investment in the Partnership following the expiration of its stated term and the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than fourteen years. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while extending the term of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, the Limited Partners would have also remained subject to the risks of continuing such ownership and would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

           Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $317,000 and $633,000 based upon prevailing commission rates).

           While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

           Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem. Based upon the Managing General Partner's analysis of the Proposed Consolidation, the General Partners have concluded that the Proposed Consolidation would not result in the Limited Partners receiving a price per Unit, on a post-consolidation basis, greater than the estimated price per Unit proposed to be paid to Limited Partners by N'Tandem. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered." In analyzing of the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and would more than likely close well after both the expiration date of the Partnership's stated term and the completion of the Sales and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of companies that the Managing General Partner considered to be comparable to N'Tandem on a post-consolidation basis that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of such comparative companies.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

           N'Tandem and Chateau believe that the Sales are fair to the Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described in this Consent Solicitation Statement under "SPECIAL FACTORS -- Fairness of the Proposed Transactions; Recommendation of the General Partners," and have specifically adopted the analyses and conclusions of the General Partners described herein.

           In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

           The Appraiser, Whitcomb Real Estate located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing real estate underlying manufactured home communities.

           A summary description of the Appraisals, including the values of the Properties, is included elsewhere in this Consent Solicitation Statement under the caption "SPECIAL FACTORS -- Appraisals." The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

           The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Only one Appraisal was sought with respect to each Property. If more than one Appraisal had been sought with respect to each Property, the other appraisal values might have been higher or lower than the Appraised Values determined by the Appraiser.

           The Appraisals were rendered between June 1999 and October 1999 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

           Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

Certain Federal Income Tax Considerations

           The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the
Partnership:

           Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by the Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,913,600.

           Allocation of Gain. The $1,913,600 gain expected to be recognized by the Partnership in the year of the Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $1,894,400 of taxable gain on the Sales to Limited Partners (or an average of $10.06 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners.

           Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average loss of approximately $11.70 per Unit on liquidation of the Partnership.

Consent Procedures; Transactions Authorized by Consents

           The consents being solicited hereby will authorize the General
Partners: (i) to complete the Sales at any time on or prior to May 31, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and Plan of Liquidation. Consents may be revoked by Limited Partners at any time prior to receipt by the General Partners of consents from unaffiliated Limited Partners holding a majority of the outstanding Units.

           Consents are being solicited from the Limited Partners in accordance with the requirements of the Partnership Agreement.

Record Date; Required Consents

           The close of business on March 15, 2000 has been fixed as the record date (the "Record Date") for determining Limited Partners entitled to consent to the Sales and the Plan of Liquidation. As of the Record Date, there were 188,296 Units outstanding held of record by a total of 2,694 Limited Partners. Each of the Proposals require the approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals. As of the Record Date, the General Partners and their affiliates own 1,010 Units (or approximately 0.5% of total outstanding Units), but have agreed to abstain from voting on the Proposals with respect to all such Units.

No Appraisal or Dissenters' Rights

           If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and Plan of Liquidation, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their consents or who have abstained from voting on, or denied consent to, the Proposals. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Historical Distributions

           Set forth below is information relating to distributions made by the Partnership since January 1, 1993:

                                        Total Aggregate               Total Aggregate                 Per Unit to
             Year                     To all Partners(1)          to Limited Partners(1)         Limited Partners(1)
             ----                     ------------------          ----------------------         -------------------

1999...............................    $       280,500                  $    265,800               $  1.40
1998...............................            283,600                       268,900                  1.40
1997...............................            294,700                       280,000                  1.43
1996...............................            294,700                       280,000                  1.42
1995...............................            221,000                       210,000                  1.05
1994...............................            421,100                       400,000                  2.00
1993...............................         12,483,000                    12,326,500                 61.37
                                       ---------------                  ------------               -------
        Total......................    $    14,278,600                  $ 14,031,200               $ 70.07
                                       ===============                  ============               =======

--------------------

(1) The portion of such distribution representing a return of capital to the Limited Partners is as follows: 50% in 1999, 34% in 1998, 74% in 1997, 79% in 1996, 17% in 1995, 100% in 1994 and 72% in 1993.

           The Partnership typically makes distributions to its partners on a semiannual basis. There are no restrictions on the Partnership's present or future ability to make distributions. The Partnership is not in arrears with respect to any dividends or distributions and has made all distributions required to be made by it under the Partnership Agreement.

No Established Trading Market for Units

           The Units are not listed on any securities exchange and no established trading market for the Units exists.

                        SUMMARY HISTORICAL FINANCIAL DATA

           The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1994 through 1998, has been derived from the annual financial statements of the Partnership, including the balance sheet at December 31, 1998 and the related statements of income for the two years ended December 31, 1997 and 1998, and the notes thereto as included in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998. The data for the nine months ended September 30, 1999 has been derived from unaudited financial statements as included in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, which, in the opinion of the Managing General Partner, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.



                                    For the Nine
                                    Months Ended                              For the Year Ended December 31,
                                    September 30,    ----------------------------------------------------------------------------
                                       1999(1)            1998            1997            1996           1995            1994
                                    --------------   -----------     -------------   -------------   -------------  -------------
  Statement of Operations Data:
  Revenues.......................   $  1,691,800     $   1,784,600   $   1,702,100   $   1,557,800   $   1,090,900  $   1,066,600

  Net income (loss)..............   $    515,600     $     180,400   $      74,600   $      59,100   $     176,100  $    (464,500)

  Earnings (loss) per Unit before
    extraordinary item...........   $       3.08          --              --              --              --              --

  Extraordinary loss per Unit
    from early extinguishment
     of debt.....................   $      (0.39)         --              --              --              --              --

  Earnings (loss) per Unit.......   $       2.69     $        0.93   $        0.38   $        0.30   $        0.87   $      (2.29)

  Balance Sheet Data:
  Total assets...................   $  4,736,900     $   5,901,000   $   6,096,100   $   6,303,800   $   3,584,700  $   3,618,300

  Long-term debt.................   $  1,570,400     $   2,970,400   $   2,970,400   $   2,970,400        --              --

  Other Data:
  Distributions per Unit.........   $       1.40     $        1.40   $        1.43   $        1.42    $       1.05   $       2.00


---------------------
(1) On April 1, 1999, the Partnership sold the Little Eagle Property. The sale resulted in a net gain on sale to the Partnership of $424,600. In connection with the sale, the Partnership obtained a $400,000 term loan and paid off a related mortgage note payable of $1,800,000, resulting in an extraordinary loss on early extinguishment of the debt of approximately $74,600.

                 MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS

           The Sales involve material risks, conflicts of interest and other considerations that are discussed below. Limited Partners are urged to consider such factors and considerations and to consult with their independent legal, financial and tax advisors before consenting to the Sales and the Plan of Liquidation.

Conflicts of Interest

           Managing General Partner and N'Tandem are Under Common Control of Chateau. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and the Chief Executive Officer and the President of Chateau are the sole Directors of the Managing General Partner. Chateau, which effectively controls N'Tandem, currently owns approximately 9.8% of the outstanding capital stock of N'Tandem and, following the consummation of the Sales, will hold approximately $51.2 million of indebtedness in N'Tandem. Chateau and N'Tandem have discussed the possibility of converting all or a portion of the principal amount of such indebtedness into common or preferred shares of beneficial interest of N'Tandem. However, there is no agreement or understanding between Chateau and N'Tandem relating to any such conversion.

           Managing General Partner to Receive $316,500 in Acquisition Fees From N'Tandem and Other Economic Benefits From the Proposed Transactions. The Managing General Partner is also the external investment advisor of N'Tandem. In connection with the Sales, pursuant to the Advisory Agreement between such parties, the Managing General Partner will receive an aggregate acquisition fee of $316,500 from N'Tandem equal to 3% of the total purchase price for the Properties. On a Property-by-Property basis, this acquisition fee is estimated to be $66,000 for the Ponderosa Property, $21,000 for The Pines Property, $72,000 for the Shady Hills Property, $69,000 for the Trailmont Property, $30,300 for the Big Country Estates Property, $15,600 for the Apache East Property, $27,100 for the Denali Park Estates Property and $15,500 for the Harmony Ranch Property. Under the Advisory Agreement, the Managing General Partner is entitled to the following fees: (i) annual subordinated advisory fees of up to 1% of invested assets and .05% of uninvested assets of N'Tandem, (ii) acquisition fees in connection with the acquisition of properties by N'Tandem equal to 3% of the sales price, and (iii) a subordinated incentive fee on the disposition of N'Tandem's assets equal to 15% of cash remaining from sales or financing of N'Tandem's assets after holders of shares of beneficial interest of N'Tandem have received specified preferred returns. The Sales will result in an increase of invested assets of N'Tandem by approximately $10.6 million and, accordingly, will increase the annual subordinated advisory fee payable by N'Tandem by approximately $105,500 per year. To the extent that N'Tandem is able to generate returns to its shareholders in excess of 9% per annum over the life of N'Tandem (the "Excess Returns"), the Managing General Partner will be entitled to a subordinated incentive fee equal to 15% of the Excess Returns. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner are subject to potential conflicts of interest.

Purchase Prices Are Not the Result of Arm's-Length Negotiations

           Due to the potential conflicts of interests of the Managing General Partner, the aggregate purchase price being paid by N'Tandem for the Properties and other deal terms cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the terms of the Sales been the result of such arm's-length negotiations.

No Appointment of Independent Representative

           The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales. If an independent representative had been appointed, the purchase prices for the Properties and the other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties

           The General Partners have engaged in only limited marketing efforts with respect to the Properties. The only marketing activities engaged in by the General Partners with respect to the Properties was to (i) list the Ponderosa Property, the Little Eagle Property and the Harmony Ranch Property (in which the Partnership owns a 25% Ownership Interest) with local real estate brokers and
(ii) market the Shady Hills Property directly to potential third-party purchasers. Additionally, the General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation; however, if a superior or competing offer were to emerge prior to the end of the solicitation period for this Consent Solicitation Statement, the General Partners would entertain any such offer. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

Appraisals May Not Reflect the Current Fair Market Values of the Properties

           All of the Appraisals were rendered between June 1999 and October 1999. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

Loss of Opportunity to Benefit from Future Events

           It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of ownership of the Properties, such as continuing distributions.

                    DESCRIPTION OF THE PROPOSED TRANSACTIONS

Purpose of the Consent Solicitation; Proposals 1 and 2

           In accordance with the Partnership Agreement, the term of the Partnership expired on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, the General Partners are required (i) to develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership or (ii) to take such actions as are necessary to extend the Partnership term in order to enable it to continue as a going concern.

           The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to the two Proposals described herein. Upon approval of both of the Proposals by the Limited Partners, the

General Partners will proceed with the Plan of Liquidation pursuant to which the Partnership will sell its four wholly-owned Properties and its Ownership Interests in four other Properties to N'Tandem. The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership. See "-- The Purchase and Sale Agreement." Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $38.19 per Unit) will be made to Limited Partners in accordance with the terms of the Partnership Agreement.

           Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

           If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon the approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.

           The Managing General Partner is a wholly-owned subsidiary of Chateau and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional manufactured home communities containing a full complement of amenities, including clubhouses, pools, tennis and basketball courts, shuffleboard, playgrounds, curbed streets, landscaping and off-street parking, and consisting primarily of multi-section sites. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in the Big Country Estates and Harmony Ranch Properties and will hold a 65% ownership interest in the Apache East and Denali Park Estates Properties.

Background of the Proposed Transactions

           The Partnership was formed in August 1985 pursuant to the provisions of the California Revised Limited Partnership Act. The Partnership was organized as a finite-life entity to acquire and hold existing manufactured home communities for investment for a limited period of time. Its principal investment objectives were to provide to Limited Partners: (i) distributions of cash from operations; (ii) preservation, protection and eventual return of the Limited Partners' investment; and (iii) realization of appreciation in the value of the properties acquired (collectively, the "Original Objectives"). It was originally anticipated that the Partnership would be liquidated and dissolved at the end of December 1996; however, in June 1995, a majority-in-interest of the Limited Partners consented to an extension of the term of the Partnership until the end of December 1999.

           In September 1997, Chateau purchased 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash (the "Windsor

Acquisition"). The total value of the Windsor Acquisition, based on the trading prices of Chateau's shares of common stock at the time of the acquisition, was approximately $4.0 million. Following the Windsor Acquisition, at the request of Chateau, the sole stockholder of The Windsor Corporation, the Trustees of N'Tandem voluntarily resigned and, in connection with such resignation, appointed three new Trustees proposed by Chateau. These appointed Trustees were re-elected as N'Tandem's Trustees at a special meeting of stockholders of N'Tandem held on October 23, 1998 and, then again, at N'Tandem's 1999 annual meeting of stockholders held on June 15, 1999. In accordance with N'Tandem's Declaration of Trust, two of the appointed Trustees of N'Tandem are "independent trustees." An "independent trustee" is a Trustee who is not affiliated, directly or indirectly, with N'Tandem or an advisor of N'Tandem, whether by ownership of, ownership in, employment by, or any material business or professional relationship with, N'Tandem or such advisor or an affiliate of N'Tandem or such advisor, or by virtue of serving as an officer or director of N'Tandem or any advisor or affiliate of N'Tandem or such advisor. As a result of the Windsor Acquisition, Chateau became the indirect owner of 1,000 Units in the Partnership. No particular value was attributed or allocated to such Units in connection with the Windsor Acquisition. Since February 1997, Chateau has provided property management services to N'Tandem and the Partnership, pursuant to a management agreement between the Partnership and the Managing General Partner. The total amount received by Chateau in respect of services rendered pursuant to such management agreement was approximately $61,400 for the first nine months of 1999, approximately $77,200 in 1998 and approximately $72,600 in 1997.

           Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of each of the Windsor Limited Partnerships, including the Partnership. In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships, including the Partnership. As a result of their analysis, the General Partners determined to develop a plan to liquidate Windsor Park Properties 4, A California Limited Partnership ("Windsor 4"), following the expiration of its stated term in December 1997 as well as to begin selectively marketing for sale several of the properties and partial ownership interests held by the other Windsor Limited Partnerships.

           The General Partners promptly began developing and implementing their plan of liquidation for Windsor 4. In accordance with their plan of liquidation, the General Partners (i) sold one of Windsor 4's wholly-owned properties in May 1998 to a third-party purchaser and (ii) in June 1999, completed a transaction (the "Windsor 4 Transaction") in which Windsor 4 sold all of its remaining assets to N'Tandem and, thereafter, made liquidating distributions to its partners in accordance with the terms of its agreement of limited partnership. Prior to its liquidation, Windsor 4 held partial ownership interests in two Properties, the Apache East and the Denali Park Estates Properties, in common with the Partnership and, like the Partnership, had the General Partners as its sole general partners.

           As part of its analysis of the Partnership following the Windsor Acquisition, the General Partners ordered appraisals for the five properties that were wholly-owned by the Partnership and the four manufactured home communities in which the Partnership held Ownership Interests. The General Partners received these appraisals, which reported on the appraised values of the wholly-owned and partially-owned properties held by the Partnership, in late 1997 and early 1998. After reviewing the 1997 appraisals, the General Partners developed a plan for the marketing for sale of certain of the Properties held by the Partnership.

           Beginning in the first quarter of 1998, the General Partners began to market for sale the Ponderosa Property, the Shady Hills Property, the Little Eagle Property and the Harmony Ranch Property (in which the Partnership owns a 25% Ownership Interest) to third parties. In this regard, the General

Partners (i) listed the Ponderosa Property, the Little Eagle Property and the Harmony Ranch Property with Continental Atlantic, Inc., a national real estate broker specializing in manufactured home communities, for sale to third parties and (ii) directly tried to market the Shady Hills Property to The Carlisle Group and Follett Investments, third parties known to the Managing General Partner to have an interest in such property. Since 1997, Continental Atlantic, Inc. has been involved, as real estate broker, in the sale of two manufactured home communities and the purchase of three manufactured home communities by affiliates of the Managing General Partner. As a result of the marketing efforts of Continental Atlantic, Inc., the General Partners entered into a purchase and sale agreement with Floral Park Outreach, Inc. relating to the Little Eagle Property and, in April 1999, closed on the sale of the Little Eagle Property for $875,000. In addition, the Partnership received four non-binding offers for the Harmony Ranch Property ($2.5 million from Richard Nodel, $2.0 million from the National Realty Group, $2.6 million from Sterling Financial and $2.35 million from Park Advisors, Inc.) and, in July 1998, entered into a letter of intent with Park Advisors, Inc., a corporation based in Minneapolis, Minnesota, providing for the sale of the Harmony Ranch Property to Park Advisors, Inc. for a net purchase price of $2,350,000, of which $587,500 would be attributable to the Partnership's 25% Ownership Interest. Subsequently, a portion of the Harmony Ranch Property became flooded as a result of a period of unusually high rainfall in central Florida. Although most of the damage to the Harmony Ranch Property was covered by insurance, as a result of the flooding problems, Park Advisors, Inc. refused to close on the sale. Similarly, the General Partners were also unable to successfully market and sell either the Ponderosa Property or the Shady Hills Property. While the General Partners did solicit and receive offers for these two Properties, such offers proposed sales prices which were below the appraised values for such Properties set forth in the 1997 appraisals.

           Upon completion of their marketing efforts with respect to the Partnership's Properties, the General Partners began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investment. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem. In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained the Appraiser to render the Appraisals, which updated the 1997 appraisals, with respect to the Partnership's Properties and (ii) engaged Legg Mason to act as financial advisor to the Partnership and the other Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

           In September 1999, the General Partners concluded that the best course of action for the Partnership and its Limited Partners would be for the Partnership to sell its remaining Properties to N'Tandem in a transaction similar to the one that was completed with Windsor 4. The General Partners decided not to attempt to market or remarket, as the case may be, the Partnership's remaining Properties for sales to parties other than N'Tandem based, in part, on their belief that (i) the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full Appraised Values for such Properties, would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General Partners' previous marketing efforts of certain of the Properties and (ii) very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of

N'Tandem, and that N'Tandem owns all of the other partial ownership interests in two of the underlying properties and a 25% partial ownership interest in each of the other two underlying properties.

           In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On November 15, 1999, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view. On March 1, 2000, Legg Mason reconfirmed its earlier opinion by delivering the Fairness Opinion, which amended and supplanted such earlier opinion.

           On May 10, 1999, Ira Gaines, a limited partner of Windsor 4, filed a purported class action and derivative complaint (the "Complaint"), on behalf of himself and other similarly situated limited partners, against the General Partners, in their capacity as the general partners of Windsor 4, and the Directors and the President of the Managing General Partner, in the Superior Court of the State of California, County of San Diego. The Complaint asserts causes of action arising out of the Windsor 4 Transaction and alleges the following: (i) wrongful failure to liquidate timely Windsor 4 in that its term expired on December 31, 1997 and to engage in sustained efforts to liquidate Windsor 4's remaining properties, thus allegedly tying up the limited partners' money for longer than was contemplated or allowed under the agreement of limited partnership of Windsor 4, (ii) breach of fiduciary duty owed by the defendants to Windsor 4 and its limited partners in that the defendants allegedly failed to take steps to ensure the entire fairness of the transaction and that the selling prices for Windsor 4's assets allegedly do not fairly and adequately represent their present value, and (iii) breach of the defendants' contractual duties owed to Windsor 4 and its limited partners in that the agreement of limited partnership of Windsor 4 prohibits sales of property to a Windsor 4 sponsor. In the Complaint, the plaintiff is seeking relief in the form of monetary damages and an award of expenses and a dissolution of Windsor 4 and the appointment of an independent liquidating trustee to liquidate Windsor 4's assets.

           On December 3, 1999, Mr. Gaines, also a limited partner of the Partnership and Windsor Park Properties 6, A California Limited Partnership ("Windsor 6"), amended the Compliant by filing an amended purported class action and derivative complaint (the "Amended Complaint"), on behalf of himself and other similarly situated limited partners, against the General Partners, in their capacity as the general partners of the Partnership, Windsor 4, and Windsor 6, and the Directors and the President of the Managing General Partner, in the Superior Court of the State of California, County of San Diego. In addition to the original allegations set forth in the Complaint, the Amended Complaint also alleges generally breach of fiduciary duty and contractual duties owed by the defendants to the Partnership and Windsor 6 and their limited partners in that the defendants allegedly failed to take steps to ensure the entire fairness of the transactions by proposing to sell the partnerships' assets at prices that were improperly discounted from the appraisal values and without taking steps to seek out alternative purchasers or otherwise maximize value to the limited partners.

           In the Amended Complaint, the plaintiff asserts causes of action for breach of contract, breach of fiduciary duty and a derivative claim for breach of fiduciary duty and seeks relief in the form of monetary damages and an award of expenses and a dissolution of Windsor 4 and the appointment of an independent liquidating trustee to liquidate Windsor 4's assets. Although the General Partners dispute each claim set forth in the Amended Complaint, they have concluded that the further defense of this action would be protracted, expensive and distracting to their operations. To that end, the General Partners have reached an agreement in principle that would settle all claims in the action, subject to court approval of a definitive signed agreement. The proposed settlement, if approved, provides for the total payment of more than $1 million by the defendants, plus the costs of administering the settlement fund (including the mailing of notice to class members), in return for releases from all actual and potential claims concerning the management or operation of the Partnership, Windsor 4 and Windsor 6 against all of the defendants and any affiliated persons or entities. Accordingly, there would be available for distribution to Limited Partners an aggregate of approximately $213,200 as additional compensation if the proposed settlement is approved. In connection with the proposed settlement, the defendants have agreed not to object to the application by plaintiffs' counsel to the court for an award of up to one-third of the aggregate settlement amount to be paid as attorney's fees and expenses. As a result, if the proposed settlement is approved, the General Partners estimate that those Limited Partners who do not elect to exclude themselves from the class will receive, after payment of estimated attorney's fees and expenses to plaintiffs' counsel, an additional amount of approximately $.76 per Unit. Pursuant to the terms of the proposed settlement agreement, the General Partners have the right, but not the obligation, to terminate the proposed settlement if the Limited Partners fail to approve the Proposals or the limited partners of Windsor 6, who are voting on proposals similar to those set forth in this Consent Statement, fail to approve such similar proposals.

           It is currently anticipated that the Sales will occur as soon as practicable following the approval by Limited Partners of the Proposals. If sufficient consents to proceed with the Proposals are not obtained, the General Partners intend to explore, consider and pursue such alternatives as may be available to the Partnership.

Information Concerning N'Tandem and Chateau

           N'Tandem is an unincorporated California business trust with principal executive offices at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. The principal business of N'Tandem is the acquisition, ownership and operation of manufactured home communities. Chateau owns all of the capital stock of the Managing General Partner and effectively controls N'Tandem through its 9.8% equity ownership interest in N'Tandem and its representation on N'Tandem's Board of Trustees. Gary P. McDaniel, the Chief Executive Officer of Chateau, is Chairman of, and one of three Trustees on, the Board of Trustees of N'Tandem. Following the Sales, it is anticipated that Chateau will also hold approximately $51.2 million of indebtedness in N'Tandem. Chateau's principal executive offices are at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. Chateau is one of the largest publicly held real estate investment trusts principally engaged in the acquisition, ownership and operation of manufactured home communities and is one of the largest owner/operators of manufactured home communities in the United States. The Managing General Partner, which is wholly-owned by Chateau, is also the external investment advisor to N'Tandem. Gary P. McDaniel, the Chief Executive Officer of Chateau, and Jeff Kellogg, the President of Chateau, are the sole directors of the Managing General Partner. Information concerning the Trustees of N'Tandem and the executive officers and directors of Chateau and the Managing General Partner is set forth in Appendix B to this Consent Solicitation Statement and is incorporated herein by reference.

The Purchase and Sale Agreement

           General. The Purchase and Sale Agreement does not contain any seller representations and warranties. As a result, following the closing of the Sales, N'Tandem will have no recourse against the Partnership in connection with the condition of, or other matters affecting, the Properties.

           Purchase Prices. The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of September 30, 1999 and the value of the Properties after deducting attributable debt and applicable discount:

                                                                                                         Debt
                                     Affiliate                  Value, Based on     Discount on      Attributable
                      Percentage    Percentage        Date     Appraised Value,      Ownership          as of
  Name of Property     Ownership   Ownership(1)     Acquired    Before Debt(2)    Interests(2)(3)     9/30/99(2)      Net Value(2)
  ----------------     ---------   ------------     --------    --------------    ---------------     ----------      ------------
 Ponderosa
  Indianapolis, IN        100%          --            3/1986       $ 2,200,000          --             $400,000         $ 1,800,000
 The Pines
  Charleston, SC          100%          --            8/1986       $   700,000          --               --             $   700,000
 Shady Hills
  Nashville, TN           100%          --            9/1986       $ 2,400,000          --               --            $  2,400,000
 Trailmont
  Nashville, TN           100%          --            1/1996       $ 2,300,000          --             $1,170,400      $  1,129,600
 Big Country Estates
  Cheyenne, WY             40%         60%(4)        12/1986       $ 1,124,000      $    112,400         --            $  1,011,600
 Apache East
  Apache Junction, AZ      29%         71%(5)         2/1997       $   576,900(6)   $     57,700       $316,600        $    202,600
Denali Park Estates
  Apache Junction, AZ      29%         71%(5)         2/1997       $ 1,003,600(6)   $    100,400       $550,900        $    352,300
Harmony Ranch
  Thonotosassa, FL         25%         75%(7)        12/1986       $   575,000      $     57,500       $300,000        $    217,500
                                                                   -----------      ------------       --------        ------------

        Total                                                      $10,879,500      $    328,000       $2,737,900      $  7,813,600
                                                                   ===========      ============       ==========      ============

-------------------------

(1) Represents the ownership percentage held by affiliates of the Managing General Partner, other than the Partnership, in properties underlying the Ownership Interests.
(2) With respect to the four Ownership Interests, such amount represents the Partnership's allocable share based upon its ownership percentage in the underlying property.
(3) With respect to the four Ownership Interests, N'Tandem is applying a 10% discount for the fact that the Partnership only owns a minority interest in the underlying property. In a similar transaction which was completed in June 1999 involving N'Tandem and the General Partners, no discount was applied to the purchase price paid for any of the properties acquired by N'Tandem in that transaction. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS -- Discount for Ownership Interests in Properties."
(4) The 60% interest in this Property is held by N'Tandem as tenant in common with the Partnership.
(5) Each of these Properties is owned by Windsor Park 345. The Partnership is a 29% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor 5 and Windsor 7 and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem, Windsor 5 and Windsor 7 have a 36%, 9% and 26% limited partner interest, respectively, in Windsor Park 345.
(6) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate Appraised Value of both Properties was $5,450,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.
(7) The 75% interest in this Property is held by N'Tandem as tenant in common with the Partnership.

           N'Tandem has agreed to pay cash for the Properties. The aggregate purchase price to be paid by N'Tandem for the Properties is expected to be $10,551,500, which includes $7,813,600 to be paid in cash and $2,737,900 representing debt attributable to the Properties being assumed by N'Tandem. All of the funds required by N'Tandem to complete the acquisition of the Properties will be supplied by Chateau in exchange for the issuance by N'Tandem of an unsecured promissory note (the "Promissory Note"). The Promissory Note will be in a principal amount of $7,813,600, will bear interest at an annual rate equal to

1% per annum above the prime rate established by Bank One, N.A. and will be payable in full on March 31, 2001. Chateau and N'Tandem have discussed the possibility of converting all or a portion of the principal amount of the Promissory Note into common or preferred shares of beneficial interest of N'Tandem. However, there is no agreement or understanding between Chateau and N'Tandem relating to any such conversion. In the event that only a portion of the principal amount of the Promissory Note is converted into shares of beneficial interest, N'Tandem anticipates that it will finance the remainder of the Promissory Note primarily through third-party equity and debt sources and/or advances under its existing $20 million acquisition line of credit.

           Sales Expenses. The Partnership will pay certain closing costs customarily paid by sellers in the respective jurisdictions in which the Properties are located, including the seller's portion of title insurance and escrow fees. There are no acquisition fees payable by the Partnership in connection with the Sales.

Solicitation Expenses

           The Partnership will bear the costs incurred in connection with this Consent Solicitation.

Estimate of Liquidating Distributions Payable to Limited Partners

           The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of December 31, 1999. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, the capital expenditures for the Properties for the period January 1, 2000 through the closing date, the amount of closing adjustments and, with respect to each Limited Partner, whether such Limited Partner elects to be excluded from the class entitled to receive a distribution in connection with the proposed settlement of the Amended Complaint.

Aggregate Purchase Price for the Properties                                        $   10,551,500
Less:        Outstanding Mortgage Indebtedness(1)                                  $   (2,737,900)
             Current Liabilities                                                   $     (364,800)

             Estimated Transactional Expenses Payable by the Partnership(2):
                Prepayment Penalties                                               $      (27,400)
                Legal Fees                                                         $     (200,000)
                Accounting Fees                                                    $      (15,000)
                Fairness Opinion                                                   $      (50,000)
                Surveys                                                            $      (37,000)
                Closing Costs                                                      $      (50,000)
                Solicitation Expenses                                              $      (25,000)
                Printing Costs                                                     $      (25,000)
                                                                                   ---------------

                Total Estimated Transactional Expenses Payable by the Partnership  $     (429,400)
                                                                                   ---------------

Plus:         Cash, Cash Equivalents and Other Current Assets                      $      100,300
                                                                                   --------------

Cash Available for Distribution                                                    $    7,119,700
                                                                                   ==============

       Allocable to General Partners                                               $       71,200

       Allocable to Limited Partners                                               $    7,048,500
       Additional Compensation Payable to Limited Partners(3)                      $      142,800
                                                                                   --------------
       Total Cash Available for Distribution to Limited Partners                   $    7,191,300
                                                                                   ==============

Estimated Cash Available for Distribution per Unit(3)(4)(5)                        $        38.19

-----------------------------
(1) Based on amounts outstanding, including accrued interest, as of September 30, 1999, on debt attributable to the Ownership Interests.
(2) See "-- The Purchase and Sale Agreement-- Sales Expenses" and "--Solicitation Expenses" above.
(3) Assumes (i) execution and court approval of a definitive settlement agreement, (ii) an award of one-third of $213,200, the portion of aggregate settlement amount allocable to the Limited Partners of the Partnership, to be paid to plaintiffs' counsel as attorney's fees and expenses and (iii) that no Limited Partner elects to be excluded from the class entitled to receive a distribution in connection with the proposed settlement of the Amended Complaint. See "-- Background of the Proposed Transactions" above.
(4)        Based on 188,296 Units outstanding as of the Record Date.
(5) Includes additional amount (estimated to be approximately $.76 per Unit) payable to Limited Partners upon liquidation of the Partnership as a result of the proposed settlement. Limited Partners electing to be excluded from the class participating in the proposed settlement will not be entitled to receive any portion of such additional amount.

           Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $22,572,800 (or an average of approximately $114.09 per Unit). If the Sales are completed and the liquidating distributions estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $29,764,100 (or approximately $152.28 per Unit), compared to an initial purchase price for each Unit of $100.00.

           As the Partnership is not making any representations and warranties under the Purchase and Sale Agreement, the General Partners do not intend to reserve any funds out of the cash available for liquidating distributions to fund contingent liabilities arising out of potential claims or litigation which might arise after the Sales are consummated. The full amount of the net proceeds from the Sales will be distributed to the partners of the Partnership as soon as practicable following the closing.

Ownership of Properties by N'Tandem Following the Sales

           Following the consummation of the Sales, N'Tandem will be entitled to all of the benefits of ownership of the Properties, including future cash flows, earnings and increases in the values of the Properties, if any.

                                 SPECIAL FACTORS

Fairness of the Proposed Transactions; Recommendation of the General Partners

           The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the Original Objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

           In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

               o N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the four wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe that the discount being applied in connection with the Sales is substantially less than the 25% discount that, in the opinion of the Appraiser, would have been applied had the Ownership Interests been sold to a third-party purchaser. See "-- Discount for Ownership Interests in Properties";

               o As an additional amount distributable to Limited Partners, an aggregate of approximately $213,200, less attorney's fees and expenses, shall be paid to Limited Partners in connection with the proposed settlement of the Amended Complaint. As a result, if the proposed settlement is approved, the General Partners estimate that those Limited Partners who do not elect to exclude themselves from the class will receive, after payment of estimated attorney's fees and expenses to plaintiffs' counsel, an additional amount of approximately $.76 per Unit. This additional amount per Unit distributable to Limited Partners has been included in the estimated $38.19 to be paid to Limited Partners upon final liquidation of the Partnership. See "DESCRIPTION OF THE PROPOSED TRANSACTIONS-- Background of the Proposed Transactions" and "--Estimate of Liquidating Distributions Payable to Limited Partners";

               o The aggregate consideration of approximately $8,026,800 (which includes the amount payable in settlement of the Amended Complaint) being paid in connection with the proposed transactions exceeds the net book value of the Partnership's assets of $2,823,800 as of September 30, 1999 by $5,203,000;

               o Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

               o Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

               o The estimated net liquidating proceeds payable in connection with the Sales ($38.19 per Unit) are substantially higher than (i) the $19.30 per Unit offered to Limited Partners on January 13, 2000 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 104, LLC, (ii) the $19.30 per Unit offered to Limited Partners on September 28, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 109, LLC, (iii) the $24.00 per Unit offered to Limited Partners on March 16, 1999 in connection with a tender offer for up to 4.8% of the Partnership's outstanding Units made by Everest Investors 8, LLC and (iv) the weighted average trading price of $26.38 per Unit in the secondary markets, as reported by The Partnership Spectrum, a nationally recognized publication focusing exclusively on limited partnerships, for the period of May 1, 1999 through December 31, 1999;

               o The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership estimated to be between $317,000 and $633,000 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties); and

               o Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership for the Properties is fair, from a financial point of view, to the Limited Partners. The General Partners have adopted, in its entirety, the Fairness Opinion, including its underlying analysis, prepared by Legg Mason as part of their analysis of the Sales and Plan of Liquidation. The General Partners did not undertake to perform their own analysis with respect to the matters considered by the Fairness Opinion. For a discussion of the Fairness Opinion, see "-- Fairness Opinion."

           In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

               o The purchase prices for the Properties are based upon independent Appraisals rendered between June 1999 and October 1999 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

               o With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and Windsor 5 and Windsor 7, two affiliated limited partnerships, as its other limited partners, or N'Tandem, which together with the Managing General Partner is under common control of Chateau;

               o With respect to the discount being applied by N'Tandem to the Ownership Interests held by the Partnership, no discount was applied to the purchase price paid for any of the properties acquired by N'Tandem in the Windsor 4 Transaction which was completed in June 1999 involving N'Tandem and the General Partners;

               o It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

               o It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties such as continuing distributions.

           The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

           The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

               o The Properties have been independently appraised by the Appraiser;

               o In assessing the discount being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate for a minority interest in real estate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community. See "-- Discount for Ownership Interests in Properties";

               o The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units; and

               o The Managing General Partner in connection with the Sales retained Legg Mason to render its Fairness Opinion.

           In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

               o The Sales were negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $316,500 that are being paid by N'Tandem), and were not the result of arm's-length negotiations and bargaining between independent parties. Accordingly, the Sales may be subject to potential conflicts of interest;

               o Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

               o No independent representatives or disinterested third party was appointed or retained to negotiate the terms of the Sales on behalf of the Partnership, or the unaffiliated Limited Partners or to otherwise represent the interests of the unaffiliated Limited Partners in connection with the Sales;

               o The Appraisals were rendered between June 1999 and October 1999 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

               o The General Partners have engaged in limited marketing efforts on behalf of the Partnership with respect to the Properties, with only four of the nine manufactured home communities held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. The General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation.

           The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) although no independent or disinterested third party was appointed to represent the Limited Partners in connection with, or to negotiate the terms of, the Sales, the Managing General Partner did retain Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iii) even though the Appraisals were rendered between June 1999 and October 1999, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (iv) the General Partners' belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

           The Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. Legg Mason delivered an oral and written fairness opinion to the Managing General Partner on November 15, 1999 and subsequently reconfirmed this opinion by delivering the Fairness Opinion, which amended and supplanted its earlier opinion, on March 1, 2000. A copy of the Fairness Opinion, setting forth the matters considered, procedures followed and the scope of review by Legg Mason, is set forth in Appendix A to this Consent Solicitation Statement and is incorporated herein by reference. Limited Partners are urged to read the Fairness Opinion in its entirety.

           The Managing General Partner selected Legg Mason based upon Legg Mason's experience and reputation and the fee charged for its services. Legg Mason, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

           Legg Mason was initially engaged by the Managing General Partner to render a fairness opinion with respect to the Proposed Consolidation; however, because the General Partners determined to proceed with the Sales and Plan of Liquidation, no fairness opinion was ever rendered with respect to the Proposed Consolidation. Neither of the General Partners nor any of their affiliates have any material relationship with Legg Mason.

           In arriving at its Fairness Opinion and the basis therefor, Legg Mason, among other things, reviewed:


              (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

              (ii)   the Partnership Agreement of the Partnership;

              (iii) the financial statements and the related filings of the Partnership on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the nine months ended September 30, 1999;

              (iv) the NAREIT Index, the Morgan Stanley REIT Index, capital flows to public real estate investment trusts and other similar measures of operating performance and trading data of real estate investment trusts;

              (v) an analysis of comparable publicly traded real estate investment trusts;

              (vi)   a draft of this Consent Solicitation Statement;

              (vii) financial and operating forecasts and projections relating to the Partnership and schedules setting forth information relating to the outstanding debt attributable to the Properties and the number of outstanding Units prepared by the Managing General Partner or its representatives; and

              (viii) the Appraisals of the Properties prepared by the Appraiser.

The financial and operating forecasts and projections prepared by the Managing General Partner and its representatives for use by Legg Mason in connection with the preparation of its Fairness Opinion are set forth in Appendix C to this Consent Solicitation Statement and are incorporated herein by reference.

           Legg Mason also visited a number of the Properties and held discussions with various members of management and representatives of the Managing General Partner concerning the Properties' historical and current operations, financial condition and prospects. In addition, Legg Mason conducted such other investigations, financial analyses and studies and reviewed such other information and factors as it deemed appropriate for the purposes of its Fairness Opinion. In connection with this engagement, Legg Mason was not asked to, and did not, advise the Managing General Partner or the Partnership with respect to the determination of the aggregate purchase price for the Properties, make any recommendations to the

Managing General Partner or the Partnership with respect to the proposed Sales or Plan of Liquidation, assess any alternatives to the Proposals or make any recommendation as to how Limited Partners should vote on the Proposals. In addition, Legg Mason was not asked to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of the Units, the Properties or any part thereof. Legg Mason did also note that the Managing General Partner is owned by Chateau, the parent company of N'Tandem.

           In rendering its Fairness Opinion, Legg Mason relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, financial and operating forecasts, reports and other information that were publicly available or furnished or otherwise communicated to Legg Mason by or on behalf of the Managing General Partner. With respect to forecasts regarding the Properties' future financial condition and operating results, Legg Mason assumed, without taking any responsibility for independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and judgment of the Managing General Partner. Legg Mason also assumed that the Appraisals were reasonably prepared by, and reflected the good faith judgments of, the Appraiser and did not take any responsibility for their accuracy or completeness. Legg Mason did not make an independent appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. No limitations were imposed by the Managing General Partner on Legg Mason with respect to the investigation made or procedures followed by Legg Mason. Legg Mason also assumed that the allocation of consideration provided by the Managing General Partner between the General Partners and the Limited Partners has been determined in accordance with, and complies with the terms and conditions of, the Partnership Agreement. Furthermore, Legg Mason did not opine to the fairness of the allocation of consideration between the General Partners and Limited Partners.

           The Fairness Opinion addresses only the fairness, from a financial point of view, of the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties and does not account for or factor into its analysis the additional consideration distributable to Limited Partners in connection with the proposed settlement of the Amended Complaint. In connection with the preparation of its Fairness Opinion, Legg Mason noted that the aggregate consideration offered by N'Tandem for the Properties and the net current assets on a per Unit basis was $37.43.

           The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at its Fairness Opinion. Legg Mason considered all such quantitative and qualitative analyses in connection with its valuation analysis, and no one method of analysis was given particular emphasis.

Valuation of the Partnership.

           Liquidation Analysis. Legg Mason estimated the liquidation value of the Partnership assuming that the Partnership sold the Properties, as stand alone assets, to third-party purchasers and liquidated the Partnership on December 31, 1999. In estimating the liquidation value of the Units, Legg Mason first calculated the net equity value for each of the Properties by (i) subtracting from each Property's Appraised Value the amount of indebtedness attributable to such Property and (ii) in the case of the Ownership Interests, applying a 10% discount to the Appraised Value attributable to the Ownership Interests to account for the fact that the Partnership only owns a minority interest in the underlying property. In determining the discount to be applied to the Appraised Value attributable to the Ownership Interests, Legg Mason applied the same discount being used by N'Tandem and did not independently determine whether the discount being used was fair. Legg Mason then adjusted the aggregate net equity value of the Properties by (i) subtracting the estimated liquidation costs associated with selling the Properties, (ii) subtracting the net assets of the Partnership, and (iii) subtracting 1% of the remaining net equity value to reflect the General Partners' interest in the Partnership. Legg Mason then divided the remaining net equity value by the number of Units outstanding in order to arrive at a liquidation equity value for each Unit. Legg Mason's analysis indicated a liquidation equity value of $37.00 per Unit and Legg Mason noted that the aggregate consideration offered by N'Tandem for the Properties and the net current assets on a per Unit basis was $37.43. Legg Mason believed that its liquidation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties on a per Unit basis was in excess of the liquidation value indicated by such analysis.

           In making its assessment of the liquidation value, Legg Mason relied, without independent verification of the accuracy, on the Appraised Value in the Appraisal as provided by the Appraiser. In addition, Legg Mason's estimated liquidation costs associated with selling the Properties did not include general and administrative expenses of the Partnership during the liquidation period, liquidation costs associated with a prolonged marketing period or the time value of the proceeds from the sale of the Properties.

           Comparable Company Analysis. Legg Mason employed a comparable company analysis to establish an implied equity value for the Units. Legg Mason reviewed and compared financial information for the following publicly traded real estate investment trusts: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and Assets Investors Corporation (the "Comparable Companies"). The Comparable Companies represent all of the publicly traded real estate investment trusts whose principal business, like that of the Partnership's, is the ownership and operation of manufactured home communities in the United States. All of the trading multiples of the Comparable Companies were based on the closing stock prices on February 28, 2000 and all funds from operations ("FFO") per share estimates were based on information published by First Call Corporation. The estimates published by First Call Corporation were not prepared in connection with the Sales or at the request of Legg Mason. Legg Mason noted that certain factors differentiated the Partnership from the Comparable Companies, including (i) the absence of an actively traded public market for the Units, (ii) the fact that the Partnership is externally managed and advised, (iii) the fact that the Partnership owns a minority interest in certain of the underlying properties and (iv) certain other economic and general market data that Legg Mason deemed appropriate. To reflect these factors, Legg Mason deemed it appropriate to discount the Comparable Companies' trading multiples by 20%. Legg Mason believed that this discount was a reasonable estimate of the discount which the market might have applied to the Comparative Companies' trading multiples to reflect these factors. In order to derive an implied equity value for the Units, Legg Mason deducted 1% from the implied equity value of the Partnership to reflect General Partners' interest in the Partnership.

           Based on its review, Legg Mason observed that the discounted trading multiples for the Comparable Companies (i) ranged from 5.8x to 7.9x for the 2000 FFO per share estimates, (ii) ranged from 5.2x to 7.2x for the 2001 FFO per share estimates and (iii) ranged from 7.8x to 9.3x for the trailing twelve months earnings before interest, taxes, depreciation and amortization per share estimates ("EBITDA"). Based on the Managing General Partner's financial and operating forecasts and projections and Legg Mason's estimates of the Partnership's 2000 and 2001 FFO, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the subtraction of the net assets of the Partnership and estimated transaction costs and the range of discounted trading multiples for

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the Comparable Companies of 5.8x to 7.9x and 5.2x to 7.2x, respectively, for
2000 and 2001, Legg Mason's analysis indicated an implied value range per Unit of $28.58 to $20.72 based on 2000 FFO multiples and $27.17 to $19.19 based on 2001 FFO multiples. In addition, based on the Managing General Partner's financial and operating forecasts and projections and Legg Mason's estimate of the Partnership's trailing twelve months EBITDA, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the subtraction of the net assets of the Partnership and estimated transaction costs and the range of discounted trading multiples for the Comparable Companies of 7.8x to 9.3x, Legg Mason's analysis indicated an implied value range per Unit of $28.15 to $21.22. Legg Mason believed that its comparable company analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties on a per Unit basis was in excess of the high end of the range for each of the implied equity values of the Units indicated by such analysis.

           Discounted Cash Flow Analysis. Legg Mason estimated the continuation equity value of the Units assuming that the term of the Partnership was extended and the Properties were held by the Partnership until December 31, 2004. Legg Mason performed a discounted cash flow analysis (i.e., an analysis utilizing a range of discount rates) of (i) the present value of the forecasted cash flows from the Properties' future operations and (ii) the present value of the forecasted proceeds of a sale of the Properties, on an aggregate basis, less the General Partners' 1% interest in the Partnership, assuming a sale to third-party purchasers at the conclusion of the forecast period. In completing its analysis, Legg Mason utilized the financial and operating forecasts and projections provided by the Managing General Partner and the Partnership's cash flow to equity for the forecasted period of January 1, 2000 to December 31, 2004 prepared by Legg Mason and applied discount rates of 14.9% to 18.6% to the forecasted equity cash flows and the forecasted residual equity value. Forecasted residual equity value was based upon applying the Comparable Companies' discounted trading multiples of 6.4x to 8.4x for the trailing twelve months to the Partnership's forecasted FFO for the year 2004, less the net assets of the Partnership and estimated transaction costs. Legg Mason's analysis indicated a range of continuation equity values based upon the discounted cash flow and discounted residual equity value of $30.72 to $23.22 per Unit. Legg Mason believed that its continuation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties was in excess of the high end of the range of implied equity values of the Units indicated by such analysis.

           The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, Legg Mason believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The analyses underlying the Fairness Opinion were based on information, other than the share prices of the Comparable Companies, available as of September 30, 1999. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than the values developed by Legg Mason. In addition, analyses relating to the value of the Properties do not purport to be appraisals or to reflect the prices at which the Properties may actually be sold. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

           A copy of the Fairness Opinion is set forth in Appendix A to this Consent Solicitation Statement and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

           As compensation for rendering its Fairness Opinion to the Partnership, Legg Mason will receive a fee of $50,000.

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

Alternatives Considered

           In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified and considered the following alternative courses of action for the Partnership:

           Continuation of the Partnership. The General Partners did not consider extending the stated term of the Partnership for a second time, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason this option was not considered was that the Managing General Partner believes that Limited Partners desire to achieve the near-term liquidation of their investments in the Partnership. This belief is based on unsolicited inquiries received from time to time by the Managing General Partner from Limited Partners regarding the status of their investment in the Partnership following the expiration of its stated term and the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than fourteen years. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while extending the term of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, would have also remained subject to the risks of continuing such ownership and the Limited Partners would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

           Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $317,000 and $633,000 based upon prevailing commission rates). With respect to the Managing General Partner's belief that the Appraisals continue to reflect the fair market value of the Properties, even though the Appraisals were rendered between June 1999 and October 1999, it is noted that the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, including the Appraised Values, to be different had the Appraisals been rendered as of a more recent date and
(ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions.

           While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

           Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem.

           As part of its analysis of the Proposed Consolidation, the Managing General Partner compared the estimated price per Unit of approximately $38.19 expected to be paid by N'Tandem in the Sales to the estimated range of values per Unit expected to be received upon completion of the Proposed Consolidation assuming that the Units were converted into N'Tandem's common shares of beneficial interest. The Managing General Partner's analysis indicated that the estimated range of values per Unit following the Proposed Consolidation was $32.37 to $35.97.

           In preparing its consolidation analysis, the Managing General Partner applied the forecasted funds from operations per share of N'Tandem for the year 2000, which assumed completion of the Proposed Consolidation, to a range of forecasted funds from operations per share multiples for the Comparative Companies for the year 2000. The Comparative Companies selected by the Managing General Partner were: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and Asset Investors Corporation. By applying the forecasted funds from operations per share of N'Tandem for the year 2000 to a range of forecasted funds from operations per share multiples for the Comparative Companies, the Managing General Partner was able to estimate ranges of values for N'Tandem's common shares following the completion of the Proposed Consolidation. The Managing General Partner determined the range of forecasted funds from operations per share multiples for the Comparative Companies by applying a discount, which ranged from 0% to 10%, to the multiples of the Comparative Companies in order to account for the difference in N'Tandem's size, percentage of leverage and operational history as compared to the Comparative Companies. The Managing General Partner then multiplied these estimated ranges by the exchange ratio per Unit for each Windsor Limited Partnership participating in the Proposed Consolidation to determine the estimated value of the Units assuming they were converted into N'Tandem's common shares.

           In analyzing of the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and would more than likely close well after both the expiration date of the Partnership's stated term and the completion of the Sales and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of the Comparative Companies that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of the Comparative Companies.

           In assessing the Proposed Consolidation described above, the Managing General Partner recognized that the valuation estimates used in its analysis are subject to significant uncertainties, variables and assumptions, as well as varying market conditions, and no assurance can be given that the estimated values indicated could ever be realized. The analysis relating to the Proposed Consolidation was based on information available as of October 15, 1999. The General Partners do not anticipate updating the analyses or other information relating to the foregoing alternatives.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

           N'Tandem and Chateau believe that the Sales are fair to the affiliated and unaffiliated Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described above under "-- Fairness of the Proposed Transactions; Recommendation of the General Partners" and have specifically adopted the analyses and conclusions of the General Partners described therein.

           In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

           Overview of Appraisals. The Appraiser, Whitcomb Real Estate located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing real estate underlying manufactured home communities. The Appraisals set forth the Appraised Values of the four wholly-owned Properties and the four manufactured home communities in which the Partnership holds Ownership Interests as of various dates between June 1999 and October 1999.

           The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Each of the Properties was appraised in accordance with the Uniform Standards of Professional Appraisal Practice. Only one Appraisal was sought with respect to each Property. If more than one appraisal had been sought with respect to each Property, the values determined for the Properties might have been higher or lower than the Appraised Values determined by the Appraiser.

           In conducting the Appraisals, the Appraiser utilized two approaches, the income capitalization approach and the sales comparison approach. In the income capitalization approach, an appraiser calculates an estimate of net operating income for the subject property ("NOI"). The appraiser then determines an appropriate capitalization rate for the subject property based upon capitalization rates for comparable properties sold in the same geographic area as the subject property. The appraised value of the subject property is then determined by the appraiser by dividing the NOI by the appropriate capitalization rate. In utilizing the sales comparison approach, an appraiser determines the market value of the subject property by comparing such property against other properties deemed comparable to the subject property and sold within a specified time period and then adjusting the market value of the comparable properties to account for material differences between the subject property and the comparable properties.

           The Appraisals were rendered between June 1999 and October 1999 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions, and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

           The Appraisals have been based in part upon information supplied to the Appraiser by the Managing General Partner, including, but not limited to: rent rolls; building reports; lease information; financial schedules of current lease rates, income, expenses, cash flow and related financial information; and property descriptive information. The Appraiser relied upon such information and assumed that the information provided by the Managing General Partner was accurate and complete and generally did not attempt to independently verify such information. The Appraiser also interviewed and relied upon the Managing General Partner to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of ongoing or newly planned expansions, and other factors affecting the physical condition of the Property improvements. The Appraiser also interviewed the Managing General Partner's management personnel regarding competitive conditions in property markets, trends affecting the Properties, certain lease and financing factors, and historical and anticipated lease revenues and expenses and reviewed historical operating statements for the Properties.

           Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

The Appraiser and its Methodology.

           Information with respect to Whitcomb Real Estate. The Appraiser was founded in 1986, and currently has four full-time appraisers on its staff. Each of the Properties was appraised by John Whitcomb, the President of the Appraiser. Mr. Whitcomb is certified as a Master Appraiser by the Appraisal Institute, is a Certified Commercial Investment Member, has been in the real estate appraisal business since 1985, and has conducted in excess of a thousand property appraisals since that time. Mr. Whitcomb has extensive experience appraising manufactured home communities, having conducted in excess of 250 such appraisals since 1993. The Managing General Partner previously engaged the Appraiser (i) to render appraisals in connection with the original purchase by the Partnership and other Windsor Limited Partnerships of their interests in several properties, including the Partnership's Ownership Interest in Harmony Ranch and (ii) since late 1997, to render additional or updated appraisals, in addition to the Appraisals, on several properties in which the Windsor Limited Partnerships currently hold, or have in the past held, interests, including the Shady Hills Property, the Trailmont Property and the Harmony Ranch Property. The Appraiser was paid usual and customary market based fees in connection with its appraisals. Neither of the General Partners nor any of their affiliates have any material relationship with the Appraiser. The Appraiser received $33,300 in connection with rendering the Appraisals. Total fees and compensation paid to the Appraiser by the Partnership, the General Partners, and their respective affiliates since January 1, 1997 has been $104,600. No additional compensation is mutually understood to be contemplated to be paid to the Appraiser in connection with the Appraisals or otherwise.

           Assumption and Limitations of the Whitcomb Appraisals. Each of the Appraisals were based upon assumptions and limiting conditions, including the following: (i) that the factual information contained in each Appraisal upon which the analysis and conclusions are based was true and correct;

(ii) that the information, estimates and opinions furnished to the Appraiser in connection with the Appraisals were true and correct; (iii) each Property was appraised as though it were free and clear of mortgages, liens, leases, servitudes and encumbrances, except as identified in the Appraisals; (iv) that each Appraisal applies to the real estate only and does not include personal property or other non-realty items located at or on the Property; (v) that there is good and marketable title to the Property; (vi) that the Property is free of encroachments and zoning or other violations or problems; (vii) that management of the Property is competent; (viii) that there are no material hidden or unapparent problems of the soil, subsoil or structures of the Property; (ix) that all of the improvements, equipment, and building services are structurally sound and suffer no latent defects or inadequacies; (x) that the subject improvements are free of insect infestation or rot or damage due to such infestation or rot; (xi) that there are no environmental problems with respect to the Property or its improvements; (xii) that no adverse events, conditions or circumstances materially affecting the Property have taken place subsequent to the date of the field inspection; and (xiii) that there have been no material changes in economic conditions affecting the Property following the date of the Appraisal.

           The Appraiser also noted that (i) the estimates of value stated in the Appraisals apply only to the effective dates of value stated in the Appraisals, (ii) value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property, (iii) the Appraiser assumes no liability for any unforeseen changes in the economy or at the subject property, (iv) the underlying assumptions and conditions provide a reasonable basis for the value estimate stated in the Appraisals, (v) some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period, and (vi) the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection and that such variations could be material and have an impact on the individual value conclusions stated in the Appraisals.

           Summary of Appraisals. A summary description of the Appraisals, including the Appraised Values of the Properties, is set forth below. The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

           Summary of Ponderosa Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Ponderosa Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $394,272 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $19,174. Additional income, based on historical numbers, was calculated at $75.00 per site, leaving an effective gross income estimate of $385,658 for the Property. Total annual operating expenses for the Property were estimated to be $166,347, leaving NOI of $219,311. In determining a capitalization rate for the Ponderosa Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 8.40% to 10.51%. The Appraiser noted that the Property has an economic vacancy of 5.5% and was observed to be in average overall condition. Based on these considerations, the Appraiser determined that a capitalization rate of 10% for the Property was appropriate. Utilizing the 10% capitalization rate, the Appraiser was able to calculate an market value for the Ponderosa Property of $2,200,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9.8%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Ponderosa Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the ten-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $650,000 to a high of $7,150,000.

Total sites ranged from 57 to 447 and occupancy ranged from 80.1% to 99%. The average price per site ranged from $11,404 to $25,176 and the average site rent ranged from $140.00 to $262.00. All of the comparable sales were fee simple transactions with atypical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the ten-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the effective gross income multiplier ("EGIM") in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.17 to 8.33, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

           The Appraiser also noted that the expense ratio of the Property was higher than that of all of the comparable properties. Based on these considerations, the Appraiser concluded that an EGIM of 6.0, which was at the lower end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $385,658 and an EGIM of 6.0, the Appraiser calculated the market value of the Property to be $2,300,000, representing $15,541 per site.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the sales comparison approach given the relative homogeneity of the locations and availability of market data, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of August 5, 1999, was $2,200,000.

           Summary of The Pines Property Appraisal. In utilizing the income capitalization approach in connection with appraising The Pines Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $212,280 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $10,614. Additional income, based on historical numbers, was calculated at $60.00 per site, leaving an effective gross income estimate of $210,966 for the Property. Total annual operating expenses for the Property were estimated to be $127,655, leaving NOI of $83,311. In determining a capitalization rate for The Pines Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 9.5% to 12.9%. Based on the comparison of the sale data to the Property and considering the current investor and interest rate environment, the Appraiser determined that a capitalization rate of 10% for the Property was appropriate. Utilizing the 10% capitalization rate, the Appraiser was able to calculate a market value for The Pines Property of $730,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising The Pines Property, the Appraiser compared the Property to four other manufactured home communities recently sold in the same general geographic area as the Property and elsewhere in South Carolina and neighboring Georgia. The sales prices of the four comparable properties ranged from a low of $179,000 to a high of $3,000,000. Total sites ranged from 37 to 311 and occupancy ranged from 70.9% to 95%. The average price per sites ranged from $4,838 to $11,739 and average site rent ranged from $123.28 to $225.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 3.1 to 7.5, (ii) that EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

           The Appraiser also noted that (i) the Property is an all age community in a rural setting and (ii) all the comparable properties except one had a higher expense ratio than the Property, ranging from 25% to 60%. Based on these considerations, the Appraiser concluded that an EGIM of expense ratio 4.0, which was at the lower end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $210,966 and an EGIM of 4.0 the Appraiser calculated the market value of the Property to be $840,000, representing $5,419 per site. After adjustments and deduction of $100,000 for the installation of water meters, the Appraiser concluded that the market value of the Property was $700,000 under the sales comparison approach.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of June 1, 1999, was $700,000.

           Summary of Shady Hills Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Shady Hills Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $486,480 per year. Vacancy and credit loss was estimated at 15% of potential gross income, or $72,972. Additional income, based on historical numbers, was calculated at $380.00 per site, leaving an effective gross income estimate of $499,008 for the Property. Total annual operating expenses for the Property were estimated to be $247,791, leaving NOI of $251,217. In determining a capitalization rate for the Shady Hills Property, the Appraiser first looked at capitalization rates for recently sold comparable communities, which ranged from 8.33% to 12.69%. The Appraiser then noted that the Property is located in an older, mature commercial/residential area and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 10.5% for the Property was appropriate. Utilizing the 10.5% capitalization rate the Appraiser was able to calculate a market value for the Shady Hills Property of $2,400,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.6%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Shady Hills Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 27-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $740,000 to a high of $12,250,000. Total sites ranged from 89 to 486 and occupancy ranged from 88% to 100%. The average price per site ranged from $7,255 to $25,206 and average site rent ranged from $120.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 27-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 4.55 to 7.57. The Appraiser noted that
(i) the Property is an all age community in a mature commercial/residential area that has exhibited economic decline during recent years, (ii) with the exception of two comparables, the expense ratio of the Property was higher than all of the comparable properties, and (iii) the Property has a moderate level of occupancy with some deferred maintenance. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was at the lower end of the indicated range, was appropriate for the Property. Based upon the Property's effective gross income of $499,008 and an EGIM of 5.0, the Appraiser calculated the market value of the Property to be $2,500,000, representing $11,089 per site.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of October 28, 1999, was $2,400,000.

           Summary of Trailmont Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Trailmont Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $352,368 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $17,618. Additional income, based on historical numbers, was calculated at $330.00 per site, leaving an effective gross income estimate of $377,980 for the Property. Total annual operating expenses for the Property were estimated to be $149,852, leaving NOI of $228,128. In determining a capitalization rate for the Trailmont Property, the Appraiser first looked at capitalization rates for recently sold comparable communities, which ranged from 8.33% to 12.69%. The Appraiser then noted that the Property is located in a mixed-use commercial, residential and agricultural area and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 10% was appropriate. Utilizing the 10% capitalization rate, the Appraiser was able to calculate a market value for the Trailmont Property of $2,300,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.2%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Trailmont Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 27-month period prior to the date of the Appraisal.

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

The sales prices of the five comparable properties ranged from a low of $740,000 to a high of $12,250,000. Total sites ranged from 89 to 486 and occupancy ranged from 88% to 100%. The average price per site ranged from $7,255 to $25,206 and average site rent ranged from $120.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 27-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 4.55 to 7.57. The Appraiser noted that
(i) the Property is an all age community in a rural commercial/residential area that has exhibited new development during recent years, (ii) the Property has a high level of occupancy with a minimal amount of deferred maintenance, and (iii) with the exception of two comparable properties, the Property has a lower expense ratio than all of the comparable properties. Based on these considerations, the Appraiser concluded that an EGIM of 6.0, which is at the upper end of the EGIM range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $377,980 and an EGIM of 6.0, the Appraiser calculated the fair market value of the Property to be $2,250,000, representing $17,176 per site.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of October 28, 1999, was $2,300,000.

           Summary of Big Country Estates Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Big Country Estates Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $566,124 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $28,306. Additional income, based on historical numbers, was calculated at $35.00 per site, leaving an effective gross income estimate of $622,573 for the Property. Total annual operating expenses for the Property were estimated to be $327,236, leaving NOI of $295,337. In determining a capitalization rate for the Big Country Estates Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 9.0% to 11.4%. The Appraiser noted that the Property has a vacancy and expense ratio in line with market comparables. Based on these considerations, the Appraiser determined that a capitalization rate of 10.5% for the Property was appropriate. Utilizing the 10.5% capitalization rate, the Appraiser was able to calculate a market value for the Big Country Estates Property of $2,810,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.75%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Big Country Estates Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the nine-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $707,720 to a high of $4,200,000. Total sites ranged from 61 to 250 and occupancy was 95% for each of the properties. The average price per site ranged from $10,559 to $16,981 and average site rent ranged from $180.00 to

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

$235.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the nine-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 5.07 to 6.41, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

           The Appraiser also noted that (i) the Property is an all age community with a 5.1% physical vacancy, (ii) the Property was observed to be in average condition and with a good location in Laramie County, Wyoming, and (iii) the comparable properties all had the same occupancy rate as the Property but had lower expense ratios, ranging from 36.6% to 45.2%. By comparison, the Property had a forecast expense ratio of 52.56%. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was at the low end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $622,573 and an EGIM of 5.0, the Appraiser calculated the fair market value to be $3,110,000, representing $12,292 per site.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of September 1, 1999, was $2,810,000.

           Summary of Apache East and Denali Park Properties Appraisal. The Apache East and Denali Park Estates Properties are contiguous Properties with similar characteristics. Accordingly, the Appraisals of these Properties were combined in a single Appraisal report. In utilizing the income capitalization approach in connection with appraising the Properties, the Appraiser first projected 12 months of income for the Properties based upon the then current rent levels. The potential gross income from the rentals was calculated at $776,640 per year. Vacancy and credit loss was estimated at 7% of potential gross income, or $54,365. Additional income, based on historical numbers, was calculated at $30.00 per site, leaving an effective gross income estimate of $767,875 for the Properties. Total annual operating expenses for the Properties were estimated to be $312,038, leaving NOI of $455,837. In determining a capitalization rate for the Properties, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 8.22% to 10.30%. The Appraiser noted that the Properties are located in a 50% developed neighborhood where development has taken the form of mixed-use residential, commercial and light industrial type properties and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 9% for the Properties was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate an aggregate market value for the Properties of $5,064,856. The market value with excess vacant land valued at $390,000 was calculated to be $5,450,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Properties, the Appraiser compared the Properties to five other manufactured home communities sold in the same general geographic area as the Properties within the nine-month period prior to the date of Appraisal. The sales prices of the five comparable properties ranged from a low of $1,675,000 to a high of $9,500,000. Total sites ranged from 75 to 451 and occupancy ranged from 93.0% to 98.04%. The average price per site ranged from $16,262 to $30,270 and average site rent ranged from $200.00 to $278.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the nine-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.84 to 8.27, (ii) the EGIM was essentially a function of the average site rent, and (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

           The Appraiser also determined that (i) each of the Properties is an all age community with a 7.0% physical vacancy, (ii) the Properties were observed to be in excellent condition and with a good location near Superstition Freeway in Apache Junction, Arizona, and (iii) the comparable properties all had a much higher occupancy rate than the Properties and had lower expense ratios, ranging from 25.55% to 35.62%. By comparison, the Properties had a forecast expense ratio of 40.64%. Based on these considerations, the Appraiser concluded that an EGIM of 6.8, which was in the middle of the indicated range for the comparable properties, was appropriate for the Properties. Based upon the Properties effective gross income of $767,875 and an EGIM of 6.8, the Appraiser concluded the aggregate market value of the Properties to be $5,221,550, representing $18,231 per site. The aggregate market value of the Properties, with excess vacant land valued at $390,000, was calculated to be $5,610,000.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Properties made the income capitalization approach a reliable gauge of the market value of the Properties, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the aggregate market value of the Properties with excess vacant land, based on a reasonable exposure period of six months, as of September 1, 1999, was $5,450,000.

           Summary of Harmony Ranch Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Harmony Ranch Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $578,340 per year. Vacancy and credit loss was estimated at 20% of potential gross income, or $115,668. Additional income, based on historical numbers, was calculated at $50.00 per site, leaving an effective gross income estimate of $472,272 for the Property. Total annual operating expenses for the Property were estimated to be $219,679, leaving NOI of $252,593. In determining a capitalization rate for the Harmony Ranch Property, the Appraiser first looked at capitalization rates for comparable communities, which ranged from 8.51% to 9.79%. After determining that the above market vacancy and expense ratio of the Property and the risk of future flooding would require a higher yield, the Appraiser determined that a capitalization rate of 11% was appropriate. Utilizing the 11% capitalization rate, the Appraiser was able to calculate a market value for the Harmony Ranch Property of $2,300,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.3%, to verify the accuracy of the utilized capitalization rate.

           In utilizing the sales comparison approach in connection with appraising the Harmony Ranch Property, the Appraiser compared the Property against five other manufactured home communities sold in the same general geographic area as the Property within the nine-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,160,000 to a high of $15,400,000. Total sites ranged from 185 to 499 and occupancy ranged from 89.2% to 96.9%. The average price per site ranged from $11,676 to $30,651 and average site rent ranged from $159.39 to $382.80. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the nine-month period prior to the date of the Appraisal and traded under similar market conditions.

           The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 4.97 to 7.35, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

           The Appraiser also determined that (i) the Property is an all age community with a 15.1% physical vacancy, (ii) the Property was observed to be in average condition and with a good location in Hillsborough County, Florida, and
(iii) the comparable properties all had a much higher occupancy rate than the Property and, with the exception of one comparable property, had lower expense ratios, ranging from 32.8% to 40.7%. By comparison, the Property had a forecast expense ratio of 46.52%. In addition, the Property experienced flooding in December 1997. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was below the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $472,272 and an EGIM of 5.0, the Appraiser calculated the market value of the Property to be $2,400,000, representing $12,500 per site.

           In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of August 15, 1999, was $2,300,000.

Discount for Ownership Interests in Properties

           The Appraiser advised the Managing General Partner, and subsequently confirmed in writing, that in its estimation the application of a discount of approximately 25% would be appropriate in the context of valuing a minority ownership interest in a manufactured home community. In determining the purchase price to be paid for each of the Ownership Interests, N'Tandem applied a 10% discount to the Appraised Value of each Ownership Interest for the fact that the Partnership only owns a minority interest in the underlying property. Accordingly, based upon the information provided by the Appraiser, the General Partners believe that the discount being applied by N'Tandem in connection with the Sales is substantially less than the discount which would have been applied in the market had the Ownership Interests been sold to a third-party purchaser.

           The purpose of the Appraiser's report was, and the Appraiser was instructed by the Managing General Partner, to determine the applicable valuation procedures for a partial ownership interest in a manufactured home community. In analyzing this issue, the Appraiser (i) surveyed real estate brokers and owners regarding their experience with sales of partial ownership interests in properties, (ii) surveyed real estate lenders regarding their experience with financings of, and underwriting criteria relating to, partial ownership interests in properties, and (iii) reviewed articles and treatises relating to the sale and valuation of partial ownership interests and partnership interests in general. Based upon the Appraiser's review of available information, the Appraiser determined that discounts, ranging from 14% to 46% depending on the type of partnership, are commonly applied in the sale of partnership interests and that, while the discount applied in the sale of a partial ownership interest in real estate would not be as high as the discount applied in the sale of a partnership interest, an average discount of 25% to the sale price would be appropriate in the valuation of a minority ownership interest in a manufactured home community. In connection with the report, no percentage discount or ranges of percentage discounts were suggested by the Managing General Partner. A copy of the Appraiser's written report is filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. A copy may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

             SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT

           The rights and obligations of the partners in the Partnership are governed by the Partnership Agreement which is set out in its entirety as an exhibit to the Schedule 13E-3. The following statements and other statements in this solicitation concerning the Partnership Agreement and related matters are merely a selected summary of the terms of the Partnership Agreement and do not purport to be complete and in no way modify or amend the Partnership Agreement.

Net Proceeds from the Sales

           Pursuant to the Partnership Agreement upon the consummation of the Sales and a liquidation of the Partnership, net proceeds from the Sales, after providing for the debts and liabilities of the Partnership, will be distributed in the following order of priority:

          (i) To the Limited Partners, an amount equal to the sum of: (i) Adjusted Invested Capital (as defined below) attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units; and

          (ii) To the extent of any balance remaining, 85% of the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners.

           The above notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the Sales in accordance with the Partnership Agreement.

Allocation of Profit or Loss on the Sales

           Profit or loss in connection with the Sales and a liquidation of the Partnership will be allocated to and among the partners, after providing for the debts and liabilities of the Partnership, as follows:

          (i) The profit on the Sales first shall be allocated to each partner with a negative capital account pro ratably in an amount equal to the amount of the negative capital account of each partner;

          (ii) Profit on the Sales next shall be allocated to the Limited Partners until each Limited Partner's capital account shall equal a positive amount equal to the sum of: (i) the Adjusted Invested Capital attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units; and

          (iii) To the extent of any balance remaining, 85% of the profit on the Sales will be allocated to the Limited Partners on a pro rata basis in accordance with their respective ownership of Units and 15% will be allocated to the General Partners.

           Notwithstanding the foregoing, the General Partners shall be allocated at least 1% of the profit or loss on the Sales, and, to the extent possible, in characterizing the allocated profit on the Sales, that portion which constitutes ordinary income by reason of recapture of depreciation or investment tax credit recapture, shall be allocated among the partners such that a partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

           "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by any return of capital and further reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of properties with respect to each Unit. Thus, distributions of cash from operations do not reduce Adjusted Invested Capital.

Voting Rights of Limited Partners

           The Limited Partners have the right to vote upon the following matters:

               (i) The dissolution and winding up of the Partnership;

               (ii) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;

               (iii) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business;

               (iv) A change in the nature of the business of the Partnership;

               (v) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership;

               (vi) The removal of a General Partner, and the election of a General Partner;

               (vii) An election to continue the business of the Partnership other than under the circumstances described in (ix) or (x) below;

               (viii) The admission of a General Partner other than under the circumstances described in (ix) or (x) below;

               (ix) The admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other than by removal where there is no remaining or surviving General Partner; and

               (x) The admission of a General Partner or an election to continue the business of the Partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

           The voting rights described above are effected by the vote or consent of a majority in interest of Limited Partners without the necessity for concurrence by the General Partners.

Limitation of Liability and Indemnification of the General Partners

           The Partnership Agreement provides for a limitation of liability and the indemnification of the General Partners as follows:

               (i) except in the case of negligence or misconduct, the General Partners and agents acting on their behalf shall not be liable, responsible or accountable in damages or otherwise to the Partnership (in a Partnership derivative suit) or to any Limited Partner for the doing of any act or the failure to do any act, the effect of which may cause or result in loss or damage to the Partnership if done in good faith or to promote the best interests of the Partnership;

               (ii) the General Partners and their agents are entitled to be indemnified by the Partnership, from the assets of the Partnership or as an expense of the Partnership but not from the Limited Partners, against any liability or loss, as a result of any claim or legal proceeding (whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion) relating to the performance or non-performance of any act concerning the activities of the Partnership (including all liabilities under federal and state securities acts as permitted by law), except in the case where the General Partners or their agents are guilty of bad faith, negligence, misconduct or reckless disregard of duty, provided such act or omission was done in good faith to promote the best interests of the Partnership; and

               (iii) the indemnification provided for the General Partners includes the payment of reasonable attorneys' fees and other expenses (not limited to taxable costs) incurred in settling or defending any claims, threatened action or finally adjudicated legal proceedings.

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

                          THE PARTNERSHIP'S PROPERTIES

Nature of Ownership Interests in Properties

           Properties Owned by Limited Partnerships in which the Partnership is a Limited Partner. Each of the Apache East and Denali Park Estates Properties is owned by Windsor Park 345 and each of the Ownership Interests of the Partnership in such properties is in the form of a limited partner interest in Windsor Park
345. Under the agreement of limited partnership of Windsor Park 345, virtually all management, business and other decisions relating to the properties owned by Windsor Park 345 are within the control and discretion of the Managing General Partner and the limited partners in Windsor Park 345 have no control over the management of, and decisions with respect to, the properties owned by Windsor Park 345, including, without limitation, any disposition of any such properties.

           Although the limited partners in Windsor Park 345 (including the Partnership) can legally sell their limited partner interests, the transferee of any such limited partner interest will be entitled to the full benefits relating to the limited partner interest only if the Managing General Partner, as general partner of Windsor Park 345, in its sole discretion, determines to admit such transferee as a limited partner of Windsor Park 345. If the Managing General Partner fails to do so, the transferee generally will be entitled only to the economic benefits relating to the transferred limited partner interest, but would not be entitled to certain other rights (such as voting rights) conferred upon such limited partners under the agreement of limited partnership of Windsor Park 345 and by law.

           The Partnership is a 29% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor 5 and Windsor 7 and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem, Windsor 5 and Windsor 7 have a 36%, 9% and 26% limited partner interest, respectively, in Windsor Park 345.

           Properties Owned Pursuant to Joint Venture Agreements. The Partnership owns (i) a 40% undivided interest in the Big Country Estates Property as a tenant in common with N'Tandem, which owns the remaining 60% interest in this Property and (ii) a 25% undivided interest in the Harmony Ranch Property as a tenant in common with N'Tandem, which owns the remaining 75% interest in this Property. Each of the Partnership's Ownership Interests in the Big Country Estates and Harmony Ranch Properties are subject to joint venture agreements relating to such Properties between the Partnership and N'Tandem. Pursuant to the Purchase and Sale Agreement, the Partnership will assign all of its rights under the respective joint venture agreements to N'Tandem at the closing of the Sales.

           Difficulty of Selling Ownership Interests to Third-Party Buyers. Given the fact that the control and management of the properties underlying the Ownership Interests is vested in the Managing General Partner and the Partnership, as a holder of the Ownership Interests, has no control over the disposition of the underlying properties, the General Partners believe that (i) finding third-party purchasers willing to pay full value for the Ownership Interests based on the Appraised Values of the underlying properties would be extremely difficult, (ii) efforts to sell such Ownership Interests to third-party purchasers would be likely to result in the application of a 25% discount to the purchase prices to be paid for such Ownership Interests, which is greater than the 10% discount being applied to the purchase prices offered by N'Tandem for the Ownership Interests, and (iii) the sale of such Ownership Interests would likely result in substantially higher selling expenses and, ultimately, lower liquidating distributions to the Limited Partners. See "SPECIAL FACTORS--Discounts for Ownership Interests in Properties."

Description of the Properties; Appraised Values and Ownership Interests

           Ponderosa. Ponderosa is a 148-site manufactured home community located at 3559 Cossell Road in Indianapolis, Indiana. Amenities include an office, a maintenance building and a basketball court. The Appraisal for this Property was prepared as of August 5, 1999. The "as-is" Appraised Value of the Property is $2,200,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

           The Pines. The Pines is a 155-site manufactured home community located at 9919 Highway 78 in Charleston, South Carolina. Amenities include an office, a playground and 21 storage sheds. The Appraisal for this Property was prepared as of June 1, 1999. The "as-is" Appraised Value of the Property is $700,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

           Shady Hills. Shady Hills is a 225-site manufactured home community located at 1508 Dickerson Pike in Ladson, Tennessee. Amenities include an office, a storage building, a maintenance building and a commercial building. The Appraisal for this Property was prepared as of October 28, 1999. The "as-is" Appraised Value of the Property is $2,400,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

           Trailmont. Trailmont is a 131-site manufactured home community located at 1341 Dickerson Pike in Nashville, Tennessee. Amenities include an office, a maintenance building and two playgrounds. The Appraisal for this Property was prepared as of October 28, 1999. The "as-is" Appraised Value of the Property is $2,300,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $1,170,400 which is expected to continue following the Sales.

           Big Country Estates. Big Country Estates is a 255-site manufactured home community located at 3400 South Greeley Highway in Cheyenne, Wyoming. Amenities include a clubhouse, an office and playground/recreation area. The Appraisal for this Property was prepared as of September 1, 1999. The "as-is" Appraised Value of the Property is $2,810,000. The Partnership has a 40% Ownership Interest in this Property. There is no mortgage on this Property.

           Apache East. Apache East is a 123-site adult manufactured home community located at 3800 South Tomahawk Road in Apache Junction, Arizona. Amenities include two clubhouses, a laundry, two pools with spas and eight shuffleboard courts. This Property is adjacent to Denali Park Estates. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for this Property was prepared as of September 1, 1999. The combined "as-is" appraised value of the Apache East and Denali Park Estates Properties is $5,450,000. The Partnership has a 29% Ownership Interest in this Property. There is a single mortgage covering both Properties relating to outstanding indebtedness in the amount of $2,991,400. For purposes of calculating the value of the Partnership's Ownership Interests in these two properties, the Managing General Partner has assumed that 310% of such indebtedness, or $1,091,900, is allocable to the Apache East Property and that 63.5% of such indebtedness, or $1,899,500, is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are expected to continue following the Sales.

           Denali Park Estates. Denali Park Estates is a 162-site adult manufactured home community located at 3405 South Tomahawk Road in Apache Junction, Arizona. Amenities include two club houses, a laundry, two pools with spas and eight shuffleboard courts. In addition, excess land at Denali Park Estates is currently being used as a desert golf course. This Property is adjacent to the Apache East Property. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for this Property was prepared as of September 1, 1999. The combined "as-is" appraised value of the Denali Park Estates and Apache East Properties is $5,450,000. The Partnership has a 29% Ownership Interest in this Property. There is a single mortgage covering both Properties relating to outstanding indebtedness in the amount of $2,991,400. For purposes of calculating the value of the Partnership's Ownership Interests in these two properties, the Managing General Partner has assumed that 63.5% of such indebtedness, or $1,899,500, is allocable to the Denali Park Estates and, that 310% of such indebtedness, or $1,091,900, is allocable to the Apache East Property. This mortgage and the related indebtedness are expected to continue following the Sales.

           Harmony Ranch. Harmony Ranch is a 192-space manufactured home community located at 10321 Main Street in Thonotosassa, Florida. Amenities include an office, a clubhouse, a laundry and a playground/recreation area. The Appraisal for this Property was prepared as of August 15, 1999. The "as-is" Appraisal Value of the Property is $2,300,000. The Partnership has a 25% Ownership Interest in this Property. There is an outstanding mortgage on this Property securing $1,200,000 of indebtedness which is expected to continue following the Sales.

                        FEDERAL INCOME TAX CONSIDERATIONS

           The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions and Internal Revenue Service ("IRS") rulings all as of the date hereof, all of which are subject to prospective or retroactive change in a manner which could adversely affect Limited Partners.

           This summary is based on the assumption that Units in the Partnership are held as capital assets and have been held since the Partnership's inception, and does not purport to address Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens, foreign corporations and Limited Partners who acquired their Units after the original offering. Moreover, this summary does not address the possible consequences to Limited Partners under any state, local or foreign tax laws of the states and localities where they reside or otherwise do business or where the Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES TO HIM OR HER OF THE SALE OF THE PROPERTIES AND OWNERSHIP INTERESTS AND LIQUIDATION OF THE PARTNERSHIP.

Overview

           The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the amount realized by the Partnership (i.e., the amount of cash received plus the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,913,600. This gain will be allocated among the partners of the Partnership in accordance with the terms of the Partnership Agreement. These provisions will result in the allocation of approximately $1,894,400 of taxable gain on the Sales to Limited Partners (or an average of $10.06 per Unit). Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of Partnership Liabilities under Section 752 of the
Code) and the adjusted tax basis of such Limited Partner's Units. It is expected that a Limited Partner will recognize an average of approximately $11.70 of loss per Unit on liquidation. The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners. Limited Partners should be aware that all of the per-Unit amounts stated above may vary for each Limited Partner depending on the historical losses allocated and cash distributions to such Limited Partner.

Taxation on the Sales

           Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,913,600.

           Allocation of Gain. The $1,913,600 gain expected to be recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $1,894,400 of taxable gain on the Sales to Limited Partners (or an average of $10.06 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners. See "-- Income Tax Rates/Taxation of Gains and Losses," below.

           Characterization of Gain or Loss. In general, gains (other than the amount of gain attributable to certain depreciation recapture, which would be classified as ordinary income, and gain attributable to Ownership Interests that are partnership interests) recognized with respect to the Sales should be treated as recognized from the sale of a "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A portion of such gain should be attributable to the recapture of depreciation with respect to real property and taxed at the 25% rate discussed below. A Limited Partner's share of gains from the sale of Section 1231 assets of a Partnership will be combined with any other Section 1231 gains and losses recognized by such Limited Partner in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Limited Partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Limited Partner's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured.

           In general, gain or loss recognized with respect to the Sale of Ownership Interests that are partnership interests will be gain or loss from the sale or exchange of a capital asset. However, any amount received in exchange for a partnership interest attributable to a partnership's "unrealized receivables" (including certain depreciation recapture) or "inventory items" will be considered to be gain or loss from the sale or exchange of property other than a capital asset.

           For purposes of the passive activity loss limitations of Section 469 of the Code, gains recognized from the Sales generally will be treated as passive activity income.

Liquidation of the Partnership

           Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average of approximately $11.70 of loss per Unit on liquidation of the Partnership.

           Characterization of Gain or Loss. Any gain or loss recognized by a Limited Partner on liquidation of the Partnership should be treated as gain or loss from the sale of a capital asset if the Units are held as a capital asset by the Limited Partner. Such gain or loss generally will be treated as passive gain or loss pursuant to Section 469 of the Code.

           The combined effect of the Sales and the liquidation of the Partnership should result in a net taxable loss to Limited Partners of approximately $1.64 per Unit. However, the treatment of the gains and losses recognized by the Limited Partners (as capital or ordinary gain or loss and the ability to offset the two) may differ depending on whether Limited Partners have any non-recaptured Section 1231 losses or other items recaptured at ordinary income rates as discussed above. See "-- Income Tax Rates/Taxation of Capital Gains and Losses" below regarding limitations with respect to the deductibility of capital losses against ordinary income.

Income Tax Rates/Taxation of Gains and Losses

           The Taxpayer Relief Act of 1997 and the IRS Restructuring and Reform Act of 1998 contain significant changes to the taxation of capital gains of individuals, trusts and estates. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year has been reduced to 20%, and the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year (other than certain depreciation recapture taxable as ordinary income) is 25% to the extent of the deductions for depreciation with respect to such property. The current maximum tax rate on ordinary income of individuals is 39.6%. This disparity in tax rates could be beneficial to individual Limited Partners with suspended losses attributable to the Partnership. Since a Limited Partner will be considered to have disposed of his or her entire interest in the Partnership, such Limited Partner will be entitled to deduct all suspended passive losses from the Partnership against any ordinary income earned by such Limited Partner in the year of liquidation of the Partnership or use such suspended losses to offset any gain allocable to such Limited Partner on the Sales. Capital gains of individuals and corporate taxpayers can be offset by capital losses. However, capital losses can be deducted, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of an individual, taxable income of up to $3,000.

             CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS

           The consents to the Proposals being solicited hereby (the "Consents") will authorize the General Partners: (i) to complete the Sales at any time on or prior to May 31, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and Plan of Liquidation; provided, however, that following approval of the Proposals by the Limited Partners, no change or modification will be made to the Purchase and Sale Agreement.

           Consents are being solicited from the Limited Partners as required by the Partnership Agreement which provides that transactions such as the Sales and Plan of Liquidation must be approved by Limited Partners owning a majority of the issued and outstanding Units.

           The Consents being sought are for approval of the Proposals, including the Sales and the Plan of Liquidation, and not for the approval of any individual or particular Sale. If sufficient Consents approving the Proposals are received, the Partnership intends to consummate the Sales and proceed with the Plan of Liquidation. If sufficient Consents are not received, the Partnership intends to explore such alternatives as may be available to it.

           Set forth below are the procedures to be followed by Limited Partners in order to consent to, or deny consent to, or abstain from consenting to the Proposals. A form of Consent was mailed to Limited Partners along with this Consent Solicitation Statement. These procedures must be strictly followed in order for the instructions of a Limited Partners as marked on such Consent to be effective:

               (i) A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) April 28, 2000 or such later date as may be determined by the General Partners and (ii) the date upon which the General Partners determine that holders of not less than a majority of all issued and outstanding Units have consented to the Proposals (the "Solicitation Period").

               (ii) Each Limited Partner must consent to, deny consent to, or abstain from consenting to the Proposals with respect to all Units held by such Limited Partner. The effect of abstaining or failing to sign and return the Consent will be the same as denying consent.

               (iii) All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the General Partners, whose determination will be final and binding. The General Partners reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the General Partners, would be unlawful. The General Partners also reserve the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the General Partners shall determine.

               (iv) A Consent delivered by a Limited Partner may be changed or revoked prior to the expiration of the Solicitation Period by delivering to the Partnership a notice of revocation or a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior Consent has been revoked.

               (v) Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

               (vi) A Limited Partner submitting a signed but unmarked Consent will be deemed to have consented to the Proposals.

           Each Limited Partner is requested to complete, date and sign the accompanying form of Consent and return such Consent to Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, California 92108, which has been appointed to serve as the solicitation agent for the proposed transactions (the "Solicitation Agent"). If the Solicitation Period is extended, the General Partners will give written notice of such extension to all Limited Partners. For more information concerning this Consent Solicitation, Limited Partners may call the Solicitation Agent at (800) 553-4039. The costs of this Consent Solicitation, including fees payable to the Solicitation Agent, will be borne by the Partnership.

Solicitation of Consents

           In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the General Partners and their affiliates, who will not receive additional compensation for such services, by personal interview, telephone, telegram, courier service or other similar means of communication. Arlen Capital, LLC has been engaged as Solicitation Agent to solicit Consents to the Proposals from Limited Partners, administer the delivery of information to Limited Partners and receive and tally votes.

           Under the solicitation agreement between the Partnership and the Solicitation Agent (the "Solicitation Agreement"), the Partnership has agreed to pay the Solicitation Agent a base fee of $8,100 plus an additional per Unit fee for re-mails and incoming and outgoing phone calls, plus expenses. The General Partners expect that the total amount payable under the Solicitation Agreement will not exceed $32,000.

Record Date; Required Vote

           The close of business on March 15, 2000 has been fixed as the Record Date for determining Limited Partners entitled to Consent to the Proposals. As of the Record Date, there were 188,296 Units outstanding held of record by a total of 2,694 Limited Partners. Each of the Proposals require approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals.

           As of the Record Date, the General Partners and/or their affiliates held and are entitled to exercise voting rights with respect to an aggregate of 1,010 Units, representing approximately 0.5% of the outstanding Units of the Partnership. The General Partners and their affiliates have agreed to abstain from voting on the Proposals with respect to all Units for which they hold voting rights. Approval of the Proposals by unaffiliated Limited Partners holding 94,149 Units, representing a majority of all outstanding Units, is required to proceed with the Sales and the Plan of Liquidation. Neither N'Tandem nor any affiliate of N'Tandem (other than the Managing General Partner) owns, or has voting rights, with respect to any Units.

No Appraisal or Dissenters' Rights

           If Limited Partners owning the requisite number of Units in the Partnership consent to the Proposals, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their Consents or who have abstained from or denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Consequences If Consents Are Not Obtained

           If sufficient Consents to proceed with the Sales and the Plan of Liquidation are not obtained, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership.

                              FINANCIAL STATEMENTS

           The financial information contained in the Partnership's Annual Report on Form 10-KSB, as amended and restated in the Partnership's Annual Report on Form 10-KSB/A, for the year ended December 31, 1998 and the Partnership's Quarterly Report on Form 10-QSB, as amended and restated in the Partnership's Quarterly Report on Form 10-QSB/A, for the quarter ended September 30, 1999 identified in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below is incorporated herein by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents (or portions thereof) filed with the Commission by the Partnership (File No. 0-15699) pursuant to the Exchange Act are incorporated herein by reference:


               (i) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended and restated by the Partnership's Annual Report on Form 10-KSB/A filed on February 3, 2000;

               (ii) the Partnership's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as amended and restated by the Partnership's Quarterly Report on Form 10-QSB/A filed on February 3, 2000;

               (iii) the Partnership's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, as amended and restated by the Partnership's Quarterly Report on Form 10-QSB/A filed on February 3, 2000;

               (iv) the Partnership's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, as amended and restated by the Partnership's Quarterly Report on Form 10-QSB/A filed on February 3, 2000; and

               (v) the Partnership's Current Report on Form 8-K filed on April 13, 1999.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

           Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 3 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

                                   APPENDIX A

                                Fairness Opinion

LEGG MASON

Corporate Finance

Legg Mason Wood Walker, Incorporated
100 Light Street, 34th Floor, Baltimore, MD 21202
410-539-0000     Fax:  410-454-4508
Member New York Stock Exchange, Inc./Member SIPC


                                                      March 1, 2000


The General Partners of
Windsor Park Properties 3, A California Limited Partnership
c/o The Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

General Partners:


           We have been advised by the managing general partner (the "Managing General Partner") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), that the Partnership intends to sell its four wholly-owned properties and its partial ownership interests in four other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), for an aggregate amount of $7,813,600 on terms and conditions more fully described in the consent solicitation statement (the "Consent Solicitation Statement") relating to the purchase and sale of the Properties (the transaction is referred to herein as the "Sale").

           You have requested our opinion, as investment bankers, as to the fairness to the limited partners (the "Limited Partners") of the Partnership, from a financial point of view, of the aggregate purchase price to be paid by N'Tandem in the Sale.

           In connection with our opinion, we have, among other things, reviewed:

              (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

              (ii)   the partnership agreement of the Partnership;

              (iii) the financial statements and the related filings of the Partnership on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the nine months ended September 30, 1999;

              (iv) the NAREIT Index, the Morgan Stanley REIT Index, capital flows to public real estate investment trusts and other similar measures of operating performance and trading data of real estate investment trusts;

              (v) an analysis of comparable publicly traded real estate investment trusts;

              (vi)   the draft Consent Solicitation Statement;

              (vii) financial and operating forecasts and projections relating to the Partnership and schedules setting forth information relating to the outstanding debt attributable to the Properties and the number of outstanding units of limited partner interest in the Partnership prepared by the Managing General Partner or its representatives;

              (viii) the appraisals of the Properties prepared by Whitcomb Real
                     Estate, Inc; and

              (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.


             In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason on behalf of the Partnership and we have further relied upon the assurances of the Managing General Partner that it is unaware of any facts that would make the information provided to us incomplete or misleading. In performing our analyses, we relied, with your permission and without independent verification of their accuracy or fairness, on the discounts which the Managing General Partner provided to us for application to the appraised values of certain of the Properties to reflect the fact that the partnership owns only a partial interest therein.

           Legg Mason has also relied upon the Managing General Partner as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us for the Partnership, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Partnership. Neither the Managing General Partner nor the Partnership publicly discloses internal management forecasts and projections of the type provided to Legg Mason. Such forecasts and projections were not prepared with the expectation of public disclosure. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof.

           Legg Mason has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Partnership and, with the exception of the appraisal of the underlying properties of the Partnership referred to above, we have not been furnished with any such appraisals or evaluations. Estimates of value of the Partnership and its assets do not purport to be appraisals or necessarily reflect the prices at which the Partnership and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We note that the Managing General Partner and N'Tandem are under common control of the parent of the Managing General Partner, and we have assumed that this potential conflict of interest had no effect on the Sale. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. We have also assumed that the Sale will be consummated on the terms and conditions described in the Consent Solicitation Statement, without any waiver of material terms or conditions by the Partnership.

           It is understood that this letter is directed to the General Partners. The opinion expressed herein is provided for the use of the General Partners in their evaluation of the Sale and our opinion does not constitute a recommendation to the General Partners or to any Limited Partner as to how such partners should vote or otherwise respond on the Sale. In addition, this letter does not constitute a recommendation of the Sale over any other alternative transaction which may be available to the Partnership and does not address the underlying business decision of the Managing General Partner to proceed with or effect the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Partnership or N'Tandem with the Securities and Exchange Commission with respect to the Sale.

           Legg Mason will receive a fee for providing this Opinion to the General Partners.

           Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of consideration to be paid by N'Tandem in the Sale is fair to the Limited Partners from a financial point of view.


                             Very truly yours,


                             /s/ Legg Mason Wood Walker, Incorporated
                             ----------------------------------------
                             Legg Mason Wood Walker, Incorporated

                                   APPENDIX B

                       Information Concerning Officers and
                   Directors of the Managing General Partner,
                              N'Tandem and Chateau


         A.  The Managing General Partner

         The Windsor Corporation is the Managing General Partner of the Partnership. The Directors and executive officers of The Windsor Corporation are as follows:

         Gary P. McDaniel, 54, became a Director of The Windsor Corporation in September 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

         C. G. Kellogg, 56, became a Director of The Windsor Corporation in September 1997. Mr. Kellogg's biographical information is set forth below under "C. Chateau Communities, Inc."

         Steven G. Waite, 44, has been President of The Windsor Corporation since September 1997. From 1990 through the date he accepted his position at The Windsor Corporation, Mr. Waite was Vice President/General Manager of Communities at Clayton Homes, Inc., a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:
CMH). Mr. Waite holds a B.S. from the University of Colorado and an M.B.A. from the University of Alabama.

         Each of Messrs. McDaniel, Kellogg and Waite is a United States citizen.

         B.  N'Tandem Trust

         As an unincorporated business trust, N'Tandem Trust is managed by its Trustees. The Trustees of N'Tandem are as follows:

         Gary P. McDaniel, 54, became a Trustee of N'Tandem in September of 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

         Richard B. Ray, 59, became a Trustee of N'Tandem in September of 1997. Since 1995 he has been Co-Chairman of the Board and Chief Financial Officer of 21st Century Mortgage Corporation, (a lender to the manufactured home industry) and a director of the following companies: BankFirst, Radio Systems Corporation and Knox Housing Partnership (a not for profit developer of low income housing in Knox County, Tennessee). Previously, he was Executive Vice President, Chief Financial Officer, and Director of Clayton Homes Inc. (a vertically integrated manufactured housing company) from 1982-1994 and a Director of Palm Harbor Homes, Inc. (a national producer of manufactured homes) from 1994-1995.

         Kenneth G. Pinder, 62, became a Trustee of N'Tandem in September of 1997. Mr. Pinder entered the manufactured housing business in 1970 managing a manufactured housing site rental community and formed American Living Homes Inc., a manufactured housing dealership, in 1974; he continues to be the owner and president of that corporation. He is also sole owner of Able Mobile Housing Inc., a temporary housing company for fire loss victims and has developed manufactured home sites and purchased and sold numerous communities over the past twenty years. Mr. Pinder has been a member of the Michigan

Manufactured Housing Association for over 35 years. In 1992 he was elected to the Michigan Manufactured Housing Board of Directors, and serves on its Executive Committee.

         Each of Messrs. McDaniel, Ray and Pinder is a United States citizen.

         C.  Chateau Communities, Inc.

         Chateau Communities, Inc. owns all of the capital stock of The Windsor Corporation, the Managing General Partner of the Partnership and the advisor to N'Tandem Trust. Chateau also owns a 9.8% equity ownership interest in N'Tandem. The Directors and executive officers of Chateau are as follows:

         Gary P. McDaniel, 54, has been Chief Executive Officer and a Director of Chateau since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC Communities, Inc. ("ROC"), a publicly held real estate investment trust specializing in owning and operating manufactured home communities since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust and a Director of The Windsor Corporation. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

         Gebran S. Anton, Jr., 67, first became a Director of Chateau in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

         James M. Lane, 70, first became a Director of Chateau in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

         Rhonda G. Hogan, 46, has served as Director of Chateau since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

         C.G. Kellogg, 56, has been President and a Director of Chateau since its inception, and was Chief Executive Officer of Chateau from its inception to February 1997. For the five years preceding the formation of Chateau, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. Mr. Kellogg is a Director of The Windsor Corporation. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil

Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is Chateau's Executive Vice President and Chief Financial Officer.

         Edward R. Allen, 58, has served as a director of Chateau since 1993. He was, for the five years preceding the formation of Chateau, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is a graduate of Cornell University.

         James M. Hankins, 65, served as a director of ROC from August 1993 until ROC's merger with Chateau on February 11, 1997 (the "Merger"). Since the Merger, he has served as a director of Chateau. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

         Donald E. Miller, 69, served as a director of ROC from August 1993 to February 1997, and has served as a director of Chateau since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. Form 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a graduate of the Colorado School of Mines.

         John A. Boll, 70, has been Chairman of the Board of Directors of Chateau since its inception in 1993. Prior to the formation of Chateau, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted in the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

         James L. Clayton, 65, served as a director of ROC from August 1993 until February 1997 and as a director of Chateau since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst. In 1992, Mr. Clayton was inducted into the MH/RV Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

         Steven G. Davis, 50, has served as a director of Chateau since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, and is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

         Tamara D. Fischer, 44, is Executive Vice President, Chief Financial Officer of Chateau, having served in these roles since Chateau's formation. Prior to joining Chateau, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of Chateau.

         Rees F. Davis, Jr., 41, is Executive Vice President-Acquisitions of Chateau, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

         Each of the executive officers and Directors of Chateau is a United States citizen.

                                   APPENDIX C

              Financial and Operating Forecasts and Projections for
            the Partnership Prepared by the Managing General Partner

           The following financial and operating forecasts and projections were prepared by the Managing General Partner and its representatives for use by Legg Mason in connection with the preparation of its Fairness Opinion relating to the Sales. These financial and operating forecasts and projections, which relate to the Partnership and certain of its Properties, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Partnership and such Properties to be materially different from future results, performance and achievements expressed or implied by such forecasts or projections. The actual financial and operating results, including net income, of the Partnership and certain of its Properties will depend to a large extent on a number of factors that cannot be predicted with certainty or which may be outside of the control of the Managing General Partner and its representatives, including general business, market and economic conditions, market factors affecting manufactured home communities, supply and demand for homesites at the Properties, changes in tax laws and other factors.

       Windsor Park Properties 3 Projections


Revenues:                                                   1999         2000          2001        2002         2003         2004
                                                      -----------------------------------------------------------------------------
       Rent and utilities                                1,580,344    1,627,754    1,676,587    1,726,885   1,778,691    1,832,052
       Equity in earnings (losses) of joint ventures
         and limited partnerships                           46,023       54,648       54,902       65,152      74,909       84,218
       Interest                                              6,060        6,242        6,429        6,622       6,821        7,025
       Other                                                29,880       29,880       30,776       31,700      32,651       33,630
                                                      -----------------------------------------------------------------------------
                Total Revenues                           1,662,307    1,718,524    1,768,694    1,830,358   1,893,071    1,956,926
                                                      -----------------------------------------------------------------------------

Operating costs and expenses:
       Property operating                                  835,659      860,729      886,551      913,148     940,542      968,758
       Interest                                            186,400      186,400      186,400      186,400     186,400      186,400
       Depreciation and amortization                       195,928      197,239      199,212      201,204     203,216      205,248
       General and administrative:
                Related parties                             38,010       39,911       41,906       44,001      46,201       48,511
                Other                                       68,460       71,883       75,477       79,251      83,214       87,374
                                                      -----------------------------------------------------------------------------
                Total operating costs and expenses       1,324,457    1,356,162    1,389,546    1,424,004   1,459,573    1,496,292
                                                      -----------------------------------------------------------------------------

                                                      -----------------------------------------------------------------------------
Net Income (loss)                                          337,849      362,362      379,148      406,355     433,498      460,634
                                                      =============================================================================

Projected capital expenditures                            $ 96,490
                                                      ============
($100 per site)


--------------------------------------------------------------------------------
Notes:
1.  Little Eagle excluded in 1999 and beyond
2.  Projections assume 3% revenue growth and 3% expense growth

Projections for joint venture Windsor Park Properties 345
          Apache East, Denali Park Estates

Revenues:                                     1997         1998       1999       2000       2001       2002       2003      2004
                                         ------------------------------------------------------------------------------------------
          Rent and utilities                520,676     640,865     722,997    763,585    786,492    810,087    834,390    859,421
          Interest                              349
          Other                               9,129      17,589         780          -         -           -          -          -
                                         ------------------------------------------------------------------------------------------
                 Total Revenues             530,155     658,454     723,777    763,585    786,492    810,087    834,390    859,421
                                         ------------------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating                277,012     344,998     338,108    354,775    365,419    376,381    387,673    399,303
          Interest                          204,912     289,853     264,000    240,453    219,006    199,471    181,680    165,475
          Depreciation and amortization     156,697     190,044     195,000    200,085    205,303    210,657    216,151    221,787
          General and administrative:
                 Related parties                 98
                 Other                        7,354       8,407
                                         ------------------------------------------------------------------------------------------
                 Total operating costs
                    and expenses            646,073     833,302     797,108    795,313    789,727    786,510    785,503    786,565
                                         ------------------------------------------------------------------------------------------

                                         ------------------------------------------------------------------------------------------
Net Income (loss)                         (115,918)   (174,848)    (73,331)   (31,729)    (3,235)     23,577     48,887     72,856
                                         ==========================================================================================


Projections for joint venture property -    Big Country Estates

Revenues:                                    1997         1998       1999       2000       2001      2002        2003      2004
                                        ------------------------------------------------------------------------------------------
          Rent and utilities               536,456      581,721    609,839    628,134    646,978    666,387    686,379    706,970
          Interest
          Other                             28,555       44,941      8,280
                                        ------------------------------------------------------------------------------------------
                Total Revenues             565,011      626,662    618,119    628,134    646,978    666,387    686,379    706,970
                                        ------------------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating               326,623      332,226    309,198    318,474    328,029    337,869    348,006    358,446
          Interest
          Depreciation and amortization    131,411      156,993    164,843    173,085    181,739    190,826    200,367    210,386
          General and administrative:
                Related parties
                Other                                         7
                                        ------------------------------------------------------------------------------------------
                Total operating costs
                  and expenses             458,033      489,225    474,041    491,559    509,768    528,696    548,373    568,831
                                        ------------------------------------------------------------------------------------------

                                        ------------------------------------------------------------------------------------------
Net Income (loss)                          106,977      137,437    144,078    136,575    137,210    137,692    138,006    138,139
                                        ===========================================================================================

Projections for joint venture property -     Harmony Ranch

Revenues:                                     1997       1998        1999       2000       2001       2002        2003       2004
                                         ------------------------------------------------------------------------------------------
          Rent and utilities                460,760     467,261    474,670    488,910    503,577     518,685    534,245    550,273
          Interest                              664         425
          Other                              10,377       8,654      8,700
                                         ------------------------------------------------------------------------------------------
                Total Revenues              471,801     476,340    483,370    488,910    503,577     518,685    534,245    550,273
                                         ------------------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating                194,945     219,068    201,962    208,021    214,262     220,689    227,310    234,129
          Interest                          115,204     115,204    115,204    115,204    115,204     115,204    115,204    115,204
          Depreciation and amortization     125,138     126,350    127,574    128,809    130,057     131,317    132,588    133,873
          General and administrative:
                Related parties
                Other                                       430
                                         ------------------------------------------------------------------------------------------
                Total operating costs
                  and expenses              435,287     461,052    444,740    452,034    459,522     467,210    475,102    483,206
                                         ------------------------------------------------------------------------------------------

                                         ------------------------------------------------------------------------------------------
Net Income (loss)                            36,514      15,288     38,630     36,876     44,055      51,475     59,143     67,067
                                         ==========================================================================================

"Promptly upon receiving the consents of
the limited partners in WPP 3 holding a       [LOGO OF THE WINDSOR CORPORATION]
majority-in-interest of the units, WPP 3               SPECIALIZING IN
will proceed with the proposed Sales and              MANUFACTURED HOME
Plan of Liquidation resulting in cash                    COMMUNITIES
distributions to limited partners of
approximately $38 per unit."


                              VERY IMPORTANT NOTICE
                       PLEASE READ AND RESPOND IMMEDIATELY

March 22, 2000

Dear Limited Partner:

     In order to provide limited partners with an opportunity to achieve liquidity in their investment in Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), and in connection with the expiration of the stated term of the Partnership, we have worked diligently to develop a plan which would liquidate and dissolve the Partnership. Accordingly, we are pleased to announce that N'Tandem Trust, a real estate investment trust managed by the managing general partner of the Partnership, has offered to acquire immediately all of the assets of the Partnership for cash which will enable the Partnership to proceed with a plan of liquidation whereby limited partners will receive final liquidating distributions estimated to be $38.19 per unit (the "Sales and Plan of Liquidation").

     We have enclosed in this package for your review the following documents relating to the proposed Sales and Plan of Liquidation: (i) a Consent Solicitation Statement and (ii) a Consent Form.

     In order to proceed with the Sales and Plan of Liquidation, limited partners holding a majority-in-interest of the Partnership's units of limited partner interest must consent to both proposals relating to the Sales and Plan of Liquidation. Limited partners may consent to the proposed Sales and Plan of Liquidation by completing and returning the enclosed Consent Form provided for that purpose on or before April 28, 2000. Promptly upon receiving the consents of limited partners holding a majority-in-interest of the units of limited partner interest, the Partnership will proceed with the proposed Sales and Plan of Liquidation.

     Failure to consent and/or an abstention count as "no" votes. Please make your desires count and "consent" to the proposed transactions.

     We urge you to take the time to read the enclosed Consent Solicitation Statement which describes in substantial detail the proposed Sales and Plan of Liquidation and to complete and return your Consent Form in the postage-paid envelope provided. Please remember, failure to consent and/or an abstention count as "no" votes. This is your opportunity to liquidate your investment in the Partnership for cash.

     Should you have any questions about the Sales and Plan of Liquidation, please do not hesitate to call Arlen Capital, the Partnership's solicitation agent for the proposed transactions, at (800) 553-4039.

Very truly yours,

/s/ Steven G. Waite

Steven G. Waite
President

Enclosures

                                        [LOGO OF THE WINDSOR CORPORATION]
                                                 SPECIALIZING IN
                                                MANUFACTURED HOME
                                                   COMMUNITIES
                                      --------------------------------------

                                             6160 SOUTH SYRACUSE WAY
                                           GREENWOOD VILLAGE, CO 80111
                                                 (303) 741-3707
                                                 Steven G. Waite
                                                    President

March 22, 2000

Re:  Liquidation of Windsor Park Properties 3 ("WPP3")
     -------------------------------------------------

Dear Broker:

Enclosed you will find the Consent Solicitation Statement and related proxy materials that are being sent to the unit holders of WPP3. The Consent Solicitation Statement outlines a proposed transaction whereby all of the assets held by WPP3 will be acquired by N'Tandem Trust and, subsequently, WPP3 will be liquidated. Upon receiving the approval from a majority-in-interest of the units to both of the proposals described in the Consent Solicitation Statement, we will finalize the transaction, liquidate WPP3 in accordance with its partnership agreement and, as described in the Consent Solicitation Statement, make a final liquidating distribution to unit holders of approximately $38.19 per unit. This liquidating distribution is substantially in excess of recent tender offers received by unit holders.

As you may recall, the WPP3 investors paid $100 per partnership unit in 1985. There was a distribution to the limited partners in 1993 of approximately $61.00 per unit as four properties in the portfolio were sold. Semi-annual distributions have been made to unit holders of approximately $0.70 per unit. Upon receiving the final liquidating distribution of $38.19 per unit, unit holders will have received approximately $152.28 per unit in total over the term of their investment.

We encourage you to speak to your investors, answer their questions and recommend that they consent to both of the proposals described in the Consent Solicitation Statement. Also enclosed is a Questions and Answers Supplement that we hope will be helpful in answering any questions that you or your investors may have regarding the proposed transaction. If you have any questions or comments, please feel free to call me at the above-listed number. We appreciate your support of the proposed transaction.

Sincerely,

/s/ Steven G. Waite

Steven G. Waite
President

Enclosures

                THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS
                                       OF
                            WINDSOR PARK PROPERTIES 3

           The undersigned represents that he or she is the holder of Units in Windsor Park Properties 3, A California Limited Partnership. The undersigned acknowledges receipt from the General Partners of the Consent Solicitation Statement, dated March 22, 2000. Capitalized terms used in this consent have the meanings given to them in the Consent Solicitation Statement. The General Partners request that the Limited Partners consent to the following Proposals:

Proposal 1 --  Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem in accordance with the Purchase and Sale Agreement.

                 |_|    CONSENT      |_|    WITHHOLD CONSENT     |_|    ABSTAIN

Proposal 2--   Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following such Sales.

                 |_|    CONSENT      |_|    WITHHOLD CONSENT     |_|    ABSTAIN

Each of Proposal 1 and Proposal 2 is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to consent to both Proposal 1 and Proposal 2.

PLEASE FILL IN THE APPROPRIATE BOX ABOVE WITH RESPECT TO EACH PROPOSAL AND SIGN ON THE REVERSE SIDE.

 . .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Please sign exactly as your name appears on this consent. When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have this consent signed by an authorized officer. If a partnership, please have this consent signed by a general partner. PLEASE FILL IN THE DATE OF THIS CONSENT AS CONSENTS MUST BE DATED TO BE VALID. UNITHOLDERS WHO SIGN AND DATE THIS CONSENT BUT FAIL TO OTHERWISE MARK THIS CONSENT WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSALS.

PLEASE FILL OUT, SIGN AND RETURN THIS FORM BY 5:00 P.M. (EASTERN DAYLIGHT TIME) ON APRIL 28, 2000.


                                       _____________________________________
                                       Signature

                                       _____________________________________
                                       Signature (if held jointly)

                                       Dated _______________________________

                            WINDSOR PARK PROPERTIES 3

                         CONSENT SOLICITATION STATEMENT

                         QUESTIONS & ANSWERS SUPPLEMENT

1.         Q.         What are the Proposals that I am being asked to vote on?

           A. Two Proposals are being proposed in the Consent Solicitation Statement for approval by the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem Trust, an affiliate of the Partnership, pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

2.         Q.         What happens if these Proposals are approved?

           A. Approval of both of the Proposals will permit the General Partners to proceed with the liquidation of the Partnership by selling the Partnership's four wholly-owned properties and its partial Ownership Interests in four other properties to N'Tandem Trust and to make distributions of approximately $38.19 per Unit to the Limited Partners.

3.         Q.         What happens if these Proposals are not approved?

           A. If Limited Partners holding of a majority of the Units fail to consent to both of the Proposals, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership. These alternatives may include selling the Partnership's Properties to unaffiliated third parties or the merger of the Partnership with another entity, each as further described in the Consent Solicitation Statement. The General Partners anticipate that selling such interests and winding up the Partnership would take at least one year and probably longer. Additionally, the General Partners believe it is likely that the prices paid by such third parties would be substantially discounted due to the fact that the Partnership owns only partial interests in four of the eight Properties it has interests in and that such sales are also likely to involve the payment of brokerage fees, thereby reducing liquidating distributions to Limited Partners.

4.         Q.         What are the consequences if I do not vote?

           A. The consent of Limited Partners holding at least a majority of the Units is necessary to approve the Proposals. If you do not vote, you will be considered to have abstained from consenting to the Proposals, which has the same effect as voting "no" on the Proposals. In doing so, you are effectively leaving the decision to consent or not to consent to the Proposals in the hands of the other Limited Partners, but as a Limited Partner you will be bound by the results of the Consent Solicitation regardless of whether you send in your consent form. It is very important, therefore, that you vote on the Proposals.

5.         Q.         How much are you going to pay for my Units?

           A. No one is actually buying your Units in the proposed transactions. N'Tandem has agreed to buy all of the assets currently held by the Partnership. N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the four wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. As an additional amount distributable to Limited Partners, an aggregate of approximately $213,200, less attorney's fees and expenses, shall be paid to Limited Partners in connection with the proposed settlement of an existing class action and derivative lawsuit. See Answer 26 below. The Partnership will then pay off its remaining liabilities and make final distributions to Limited Partners. The General Partners estimate that the final distributions on the Units, including amounts distributable in connection with the proposed settlement, will be approximately $38.19 per Unit.

6.         Q.         Why is a discount being applied to the Appraised Value of
                      the Ownership Interests?

           A. In determining the purchase price to be paid for each of the Ownership Interests, N'Tandem applied a 10% discount to the Appraised Value of each Ownership Interest for the fact that the Partnership only owns a minority interest in the underlying property. Generally, discounts are applied to the sale of partial interests in real estate because, by their nature, partial interests are more difficult to sell than wholly-owned properties due to (i) the lack of control of the underlying property associated with such interests, (ii) an increased difficulty in arranging future financing for such interests and (iii) the disproportionately high costs associated with the purchase and management of such interests. The General Partners believe that the discount being applied in connection with the Sales is substantially less than the 25% discount that, in the opinion of the Appraiser, would have been applied had the Ownership Interests been sold to a third-party purchaser. All of the remaining interests in the properties underlying the Ownership Interests not held by the Partnership are held, directly or indirectly, by entities, including N'Tandem, affiliated with the Managing General Partner. Details relating to the discount being applied to the Ownership Interests are described on page 46 of the Consent Solicitation Statement.

7.         Q.         Why is a discount being applied in this transaction when
                      no discount was applied in the Windsor 4 transaction?

           A. Following the Windsor 4 Transaction, N'Tandem determined that a discount to the Appraised Value of the Ownership Interests would be necessary in order to offset the difficulties and additional costs associated with the ownership of a partial interest in four of the Properties. In particular, following the Windsor 4 Transaction, N'Tandem has found it more difficult to arrange acceptable financing for the properties in which it holds partial ownership interests and, as a result, has not been able to fully execute its business plan with respect to such interests. With respect to the Ownership Interests, all of the remaining interests in the properties underlying the Ownership Interests not held by the Partnership are held, directly or indirectly, by entities, including N'Tandem, affiliated with the Managing General Partner. Also, see Answer 6 above. In connection with the application of the discount, N'Tandem believes that the benefits to the Partnership and the Limited Partners of not having to give N'Tandem any representations or warranties with respect to the Properties as well as the cost savings associated with not having to pay any brokerage fees or commissions should more than offset the costs associated with the application of the discount.

8.         Q.         What does it mean to liquidate the Partnership?

           A. All partnerships are finite-life entities, which means that they are created to conduct business for a specified period of time. This specified period of time is known as the partnership term. Following the end of the term, the general partners of a partnership generally will proceed to sell all of the partnership's assets, which is known as a liquidation, if the term of the partnership is not otherwise extended and, thereafter, make liquidating or final distributions of cash to its partners.

9.         Q.         When will I get paid?

           A. It is expected that the Sales will take place within 30 days of the Limited Partners' consenting to the Proposals and that liquidating distributions will be paid to the Limited Partners within 30 days of the Sales. If the Limited Partners consent by the specified consent date, it is expected that final distributions will be paid to Limited Partners in June 2000.

10.        Q.         What risks are involved?

           A. The Proposals are subject to material risks, conflicts of interest and other considerations which are set forth on pages 16 and 17 of the Consent Solicitation Statement and page 5 in the Summary section of the Consent Solicitation Statement. They include the following:

                      o The Sales, and the recommendations and views of the Managing General Partner with respect to the Sales, are subject to potential conflicts of interest;

                      o Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other terms of the Sales cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations;

                      o The General Partners did not retain an independent and disinterested third party to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales;

                      o The General Partners have engaged in limited marketing efforts with respect to the sale of the Properties to third parties;

                      o The purchase prices for the Properties are based upon appraisals rendered between June 1999 and October 1999 and such appraisals have not been updated. Accordingly, such appraisals may not reflect the current fair market values of the Properties; and

                      o The Limited Partners will lose the opportunity to benefit from potential increases in the market values of the Properties.

11.        Q.         What other options do I have?

           A.         As a practical matter, you only have a couple of options.
                      First, you can consent to, withhold consent to, or abstain with respect to, the Proposals. If the holders of a majority of the Units consent to both Proposals, the General Partners will proceed with a liquidation of the Partnership and make liquidating distributions to the Limited Partners estimated to be approximately $38.19 per Unit.

                      If holders of a majority of the Units fail to consent to either of the Proposals, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership. These alternatives may include selling the Partnership's Properties to unaffiliated third parties or the merger of the Partnership with another entity, each as further described in the Consent Solicitation Statement.

                      Lastly, you can try to sell your Units in the Partnership. Unfortunately, no established trading market for the Units exists. Given the limited trading activity and limited demand for the Units and recent sales prices of which we are aware, we don't think that's a very attractive option.

12.        Q.         What happened to my initial investment of $100?  Why am I
                      getting less than this amount now?

           A. Total distributions to the Limited Partners since the Partnership's inception have amounted to $114.09 per Unit. As you may recall, in 1993, four of the Partnership's manufactured home communities were sold and proceeds of $61.00 per Unit were distributed to Limited Partners. Final liquidating distributions to Limited Partners if the Proposals are approved are estimated to be approximately $38.19 per Unit, resulting in total distributions to Limited Partners of approximately $152.28 per Unit versus an initial investment of $100 per Unit.

13.        Q.         What about all of the Risk Factors and negative factors
                      described in the Consent Solicitation Statement? How can the proposed transactions be fair given these factors?

           A. The General Partners considered both positive and negative factors (all of which are described on pages 26 through 29 of the Consent Solicitation Statement) in reaching their determination that the Sales and the Plan of Liquidation are fair to the Limited Partners from both a financial point of view and from a procedural point of view.

                      In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the positive and negative factors relating the financial fairness of the Sales and the Plan of Liquidation or determine that any one factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

                      In reaching their determination that the Proposals are fair to the Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners.

                      The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by other factors or considerations, including the following:

                      o Although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control did not adversely affect the terms of the Sales for Limited Partners and allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties;

                      o Although no independent or disinterested third party was appointed to represent the Limited Partners in connection with, or to negotiate the terms of, the Sales, the Managing General Partner did retain Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales;

                      o Even though the Appraisals were rendered between June 1999 and October 1999, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and

                      o The General Partners' belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

14.        Q.         What is the purpose of the Fairness Opinion?  What does
                      the Fairness Opinion say?

           A. In connection with its analysis of the Sales and Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render the Fairness Opinion, which addresses the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties.

                      Legg Mason delivered the Fairness Opinion to the Managing General Partner to the effect that, as of March 1, 2000, the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties is fair, from a financial point of view, to the Limited Partners. In rendering such opinion, Legg Mason conducted (i) a liquidation analysis assuming that the Properties were sold to third-party purchasers; (ii) a comparable company analysis to establish an implied equity value for the Units; and (iii) a continuation analysis assuming that the Partnership extended its stated term and the Properties continued to be held by the Partnership until December 31, 2004.

                      The Fairness Opinion, which is set forth in Appendix A to this Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason.

15.        Q.         When was the last Appraisal?  Why were new Appraisals not
                      done?

           A. The Appraisals were rendered between June 1999 and October 1999. The Appraisals were not updated because the Managing General Partner (i) believes that the Appraisals continue to reflect the fair market value of the Properties, (ii) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date and (iii) is not aware of any material developments that are reasonably likely to materially affect such conclusions.

16.        Q.         Will I be receiving future distributions?

           A. No. The purpose of the liquidating distributions following the Sales is to distribute out to the Partners all cash remaining in the Partnership after payment of the Partnership's remaining liabilities. Accordingly, once such distributions are made, there will be no further distributions by the Partnership.

17.        Q.         Why is N'Tandem paying over $7.8 million when the net
                      book value of the Partnership's assets is approximately
                      $2.8 million?

           A. The purchase prices for the Properties are based upon the Appraised Values of the Properties, which, in this case, exceeds their net book value.

18.        Q.         Instead of cash, can I get stock in N'Tandem?

           A. No. When the General Partners structured the transaction they structured it so that all of the Limited Partners would receive cash. They did so because they believed that the Limited Partners would want cash, rather than other securities.

19.        Q.         Why is N'Tandem willing to buy the Properties "as-is,"
                      without representations and warranties?

           A. The principal reason N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties is because of N'Tandem's familiarity with the Properties due to the fact that The Windsor Corporation, which is the Managing General Partner of the Partnership, is also the external investment advisor to N'Tandem.

20.        Q.         Were any other third-party offers considered?

           A. No third parties made offers with respect to the Properties that were equal to the prices being paid by N'Tandem, other than with respect to the Harmony Ranch Property. The Partnership entered into a letter of intent with a third-party buyer for the sale of the Harmony Ranch Property, but the buyer backed out as a result of flooding that occurred at the Property prior to closing. Details of the offer are described on page 20 of the Consent Solicitation Statement.

21.        Q.         What are the advantages to me if this is approved?

           A. The principal advantage to Limited Partners if the Sales and the Plan of Liquidation are approved is that they will receive liquidating distributions of approximately $38.19 per Unit promptly following approval of the Proposals and that they will no longer be subject to the risks inherent in their investment in the Partnership.

                      The Sales and the Plan of Liquidation also provide the Limited Partners with the following benefits and advantages:

                      o N'Tandem is willing to purchase all of the Partnership's Properties and is paying the full Appraised Value for the wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties;

                      o As an additional amount distributable to Limited Partners, an aggregate of approximately $213,200, less attorney's fees and expenses, shall be paid to Limited Partners in connection with the proposed settlement of an existing class action and derivative lawsuit. As a result, if the proposed settlement is approved, the General Partners estimate that those Limited Partners who do not elect to exclude themselves from the class will receive, after payment of estimated attorney's fees and expenses to plaintiffs' counsel, an additional amount of approximately $.76 per Unit. This additional amount per Unit distributable to Limited Partners has been included in the estimated $38.19 to be paid to Limited Partners upon final liquidation of the Partnership;

                      o Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

                      o Because N'Tandem is buying the Partnership's Properties in a single transaction, and is buying the Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners; and

                      o The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership estimated to be between $317,000 and $633,000 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties).

22.        Q.         What are the disadvantages to me if this is approved?

           A. The principal disadvantages to the Limited Partners of the Sales and the Plan of Liquidation are that:

                      o The Sales and Plan of Liquidation are subject to the Risk Factors identified in the Consent Solicitation Statement. See Answer 10 above;

                      o With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and Windsor 5 and Windsor 7, two affiliated limited partnerships, as its other limited partners, or N'Tandem, which together with the Managing General Partner is under common control of Chateau;

                      o With respect to the discount being applied by N'Tandem to the Ownership Interests held by the Partnership, no discount was applied to the purchase price paid for any of the properties acquired by N'Tandem in a similar transaction which was completed in June 1999 involving N'Tandem and the General Partners; and

                      o It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties such as continuing distributions.

23.        Q.         Why are the General Partners proposing the Sales and the
                      Plan of Liquidation? How do they benefit the General
                      Partners?

           A.         The term of the Partnership expired on December 31, 1999.
                      Accordingly, the General Partners are required to develop a plan of liquidation for the Partnership's assets or take such steps as are necessary to extend the Partnership term. After considering the alternatives available to the Partnership, the General Partners approved, and recommended that the Partnership proceed with, the sale of the Properties to N'Tandem, an affiliate of the Partnership.

                      If the Sales and the Plan of Liquidation are approved by the Limited Partners, the General Partners will receive 1% of the liquidating proceeds in accordance with the partnership agreement of the Partnership.

                      Additionally, they will receive certain other benefits and fees, all of which are described on page 16 of the Consent Solicitation Statement.

24.        Q.         What are the costs involved in proceeding with the Sales
                      and the Plan of Liquidation?

           A. The General Partners have estimated the costs in connection with the Consent Solicitation and the Sales and the Plan of Liquidation to be approximately $429,400. Most of these costs relate to work which will already have been done for the Partnership at the time of the mailing of the Consent Solicitation Statement. Accordingly, they will be incurred by the Partnership regardless of whether the Proposals are adopted. A breakdown of these expenses and calculations relating to the estimate of liquidating proceeds are set forth on page 25 of the Consent Solicitation Statement.

25.        Q.         What are the Complaint and the Amended Complaint?

           A. On May 10, 1999, a limited partner of Windsor 4 filed a purported class action and derivative Complaint, on behalf of himself and other similarly situated limited partners, against the General Partners, in their capacity as the general partners of Windsor 4, and the Directors and the President of the Managing General Partner, in the Superior Court of the State of California, County of San Diego. On December 3, 1999, the same person, also a limited partner of the Partnership and Windsor 6, amended the Complaint by filing the Amended Complaint, on behalf of himself and other similarly situated limited partners, against the General Partners, in their capacity as the general partners of the Partnership, Windsor 4, and Windsor 6, and the Directors and the President of the Managing General Partner, in the Superior Court of the State of California, County of San Diego.

                      The Amended Complaint asserts causes of action arising out of the Windsor 4 Transaction and alleges the following:
                      (i) wrongful failure to liquidate timely Windsor 4 in that its term expired on December 31, 1997 and to engage in sustained efforts to liquidate Windsor 4's remaining properties, thus allegedly tying up the limited partners' money for longer than was contemplated or allowed under the agreement of limited partnership of Windsor 4, (ii) breach of fiduciary duty owed by the defendants to Windsor 4 and its limited partners in that the defendants allegedly failed to take steps to ensure the entire fairness of the transaction and that the selling prices for Windsor 4's assets allegedly do not fairly and adequately represent their present value, (iii) breach of the defendants' contractual duties owed to Windsor 4 and its limited partners in that the agreement of limited partnership of Windsor 4 prohibits sales of property to a Windsor 4 sponsor and (iv) breach of fiduciary duty and contractual duties owed by the defendants to the Partnership and Windsor 6 and their limited partners in that the defendants allegedly failed to take steps to ensure the entire fairness of the transactions by proposing to sell the partnerships' assets at prices that were improperly discounted from the appraisal values and without taking steps to seek out alternative purchasers or otherwise maximize value to the limited partners. In the Amended Complaint, the plaintiff asserts causes of action for breach of contract, breach of fiduciary duty and a derivative claim for breach of fiduciary duty and seeks relief in the form of monetary damages and an award of expenses and a dissolution of Windsor 4 and the appointment of an independent liquidating trustee to liquidate Windsor 4's assets.

26.        Q.         What is the proposed settlement relating to the claims
                      set forth in the Amended Complaint?

           A. Although the General Partners dispute each claim set forth in the Amended Complaint, they have concluded that the further defense of this action would be protracted, expensive and distracting to their operations. To that end, the General Partners have reached an agreement in principle that would settle all claims in the action, subject to court approval of a definitive signed agreement. The proposed settlement, if approved, provides for the total payment of more than $1 million by the defendants, plus the costs of administering the settlement fund (including the mailing of notice to class members), in return for releases from all actual and potential claims concerning the management or operation of the Partnership, Windsor 4 and Windsor 6 against all of the defendants and any affiliated persons or entities. Accordingly, there would be available for distribution to Limited Partners an aggregate of approximately $213,200 as additional compensation if the proposed settlement is approved. As a result, if the proposed settlement is approved, the General Partners estimate that those Limited Partners who do not elect to exclude themselves from the class will receive, after payment of estimated attorney's fees and expenses to plaintiffs' counsel, an additional amount of approximately $.76 per Unit. If approved, the settlement will be reflected in the final distribution to Limited Partners of $38.19 per Unit.

27.        Q.         How did Chateau and N'Tandem get involved with this?

           A. Chateau first came into contact with the Partnership in 1992 when it began to supply on-site management services to the Partnership and certain affiliates of the Partnership. Further, in September 1997, Chateau purchased all of the outstanding capital stock of The Windsor Corporation, the Managing General Partner of the Partnership. Chateau owns a 9.8% ownership interest in N'Tandem.

28.        Q.         Where can I get a copy of the Limited Partners' names and
                      addresses?

           A. A list of names and addresses of Limited Partners of the Partnership is available to any Limited Partner who makes a request to the Partnership for them. However, any recipient of a Limited Partner list will need to comply with federal and state securities laws in connection with the use of the list. Requests should be made to: Windsor Park Properties 3 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111. In connection with any request for a Limited Partner list, the Partnership will charge a fee of $50.00 in order to offset certain costs associated with the processing of such request and the copying and mailing of the list to the requesting Limited Partner.

29.        Q.         What are my tax consequences?

           A. The combined effect of the Sales and Plan of Liquidation for Limited Partners who purchased Units in the original offering of Units is expected to be a net taxable loss to Limited Partners of approximately $1.64 per Unit.

30.        Q.         What is each of my Units worth today?

           A. There is no established trading market for the Units, which makes it tough to come up with a market value for the Units. However, the estimated net liquidating proceeds payable in connection with the Sales ($38.19 per Unit) are substantially higher than (i) the $19.30 per Unit offered to Limited Partners on January 13, 2000 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 104, LLC, (ii) the $19.30 per Unit offered to Limited Partners on September 28, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 109, LLC, (iii) the $24.00 per Unit offered to Limited Partners on March 16, 1999 in connection with a tender offer for up to 4.8% of the Partnership's outstanding Units made by Everest Investors 8, LLC and (iv) the weighted average trading price of $26.38 per Unit in the secondary markets, as reported by The Partnership Spectrum, for the period of May 1, 1999 through December 31, 1999.

31.        Q.         How much have I received in distributions to date?

           A. Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $22,572,800 (or an average of approximately $114.09 per Unit). If the Sales and Plan of Liquidation are completed, total distributions to Limited Partners will amount to approximately $29,764,100 (or an average of approximately $152.28 per Unit), compared to an initial purchase price for each Unit of $100.00.

                      Your actual past distributions on the Units will depend upon how long you have held such Units. Distributions by the Partnership in the past five years are set forth on page 14 of the Consent Solicitation Statement.

32.        Q.         How can I dispose of my Units now (or later)?

           A. As you are probably aware, a formal trading market for the Units does not exist. If the Proposals are approved, liquidating distributions (of approximately $38.19 per Unit) will be paid to Limited Partners, the Partnership will be liquidated and dissolved, and the Units will cease to exist.

33.        Q.         What do you think I should do?

           A. The General Partners believe that the Sales and the Plan of Liquidation are fair, from both a financial and a procedural point of view, to the Limited Partners and have recommended that Limited Partners consent to the Proposals.

                      The reasons for their recommending that the Limited Partners consent to the Sales and the Plan of Liquidation, and their reasons for their belief that the Sales and the Plan of Liquidation are fair to the Limited Partners are set forth in substantial detail on pages 26 through 29 of the Consent Solicitation Statement under the caption "SPECIAL FACTORS -- Fairness of the Proposed Transactions; Recommendation of the General Partners."

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

34.        Q.         The Units are in my husband's and my name-- he died last
                      year-- what do I do?

           A. The Partnership's attorneys have advised us that generally the beneficiary of the Units under your husband's will has the right to consent with respect to the Units on your husband's behalf if the estate has been fully probated. If not, the executor or executrix should be able to consent with respect to the Units on your husband's behalf. We would urge you, however, to call the lawyer who handled your husband's estate in order to address your particular situation.

35.        Q.         I hold these Units in my IRA-- who needs to sign in order
                      for the consent to be valid?

           A. You need to speak to your IRA custodian or trustee. They will either execute the consent with respect to your Units for you or direct you to sign the consent with respect to the Units yourself.

36.        Q.         What additional paperwork do you need for my consent to
                      be valid?

           A. If the Units are solely in your name, the only thing you need to do is to fully fill out the consent form, sign and date it and enclose it in the pre-paid, pre-addressed envelope and mail or Federal Express the envelope to Arlen Capital, LLC, the Partnership's solicitation agent with respect to the Proposals, for receipt no later than April 28, 2000.

                      If the Units are in multiple names, all Limited Partners need to sign the consent form. Additionally, if someone other than the person who is the Limited Partner of record is signing on behalf of such person, then we need evidence of the signing person's authority to do so, such as a copy of a power-of-attorney or letter of administration.

37.        Q.         What took so long?  What about the related party aspects
                      of the proposed transactions?

           A. The fact that the Partnership owns only a non-controlling partial Ownership Interest in four of the eight Properties made it difficult for the Managing General Partner to find willing third-party buyers. After reviewing the alternatives, the General Partners determined that the best course of action was to sell the Ownership Interests and wholly-owned Properties to N'Tandem. Fortunately, because of N'Tandem's familiarity with the Properties and The Windsor Corporation, N'Tandem is willing to purchase, without representations and warranties from the Partnership, the wholly-owned Properties for their full value based on the Appraisals and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties.

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